UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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❯	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Framingham, Massachusetts
April 13, 2015

Dear Shareholders,

The Annual Meeting of Shareholders of Staples, Inc. will be held at the Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina, on June 1, 2015 at 4:00 p.m., local time, to consider and act upon the following matters:

(1)	To elect eleven members of the Board of Directors to hold office until the 2016 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

(2)	To approve an amendment to the 2012 Employee Stock Purchase Plan increasing the number of shares of common stock authorized for issuance under the plan from 15,000,000 to 27,000,000 shares.

(3)	To approve, on an advisory basis, named executive officer compensation.

(4)	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.

(5)	To act on two shareholder proposals, if properly presented.

(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 6, 2015 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors

Michael T. Williams

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

For the Annual Meeting of Shareholders on June 1, 2015

This proxy statement and our 2014 Annual Report are available for viewing, printing and downloading at
www.proxyvote.com.

You may request a copy of the materials relating to our annual meeting, including the proxy statement, form of proxy card for our 2015 Annual Meeting and the 2014 Annual Report, at www.proxyvote.com, or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.

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❯	VOTING ROADMAP

YOUR VOTE IS VERY IMPORTANT

All shareholders are cordially invited to attend the 2015 Annual Meeting in person.

A government-issued photo identification such as a driver’s license, state-issued ID card or passport, will be required to attend in person. Please note that if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting.

Voting Matters

Item		Board Recommendation	Further Information (page)
(1)	To elect eleven members of the Board of Directors to hold office until the 2016 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.	FOR each director nominee	19
(2)	To approve an amendment to the 2012 Employee Stock Purchase Plan increasing the number of shares of common stock authorized for issuance under the plan from 15,000,000 to 27,000,000 shares.	FOR	29
(3)	To approve, on an advisory basis, named executive officer compensation.	FOR	65
(4)	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	FOR	66
(5)	Shareholder proposal regarding Senior Executive Severance Agreements.	AGAINST	68
(6)	Shareholder proposal regarding Independent Board Chairman.	AGAINST	70

Meeting Information

Date June 1, 2015	Time 4:00 p.m., local time

Location Umstead Hotel 100 Woodland Pond Drive, Cary, North Carolina	Admission See page 2 for details

How To Vote

Advance Voting Methods

Internet

www.proxyvote.com

Toll-free Telephone	Mail

1-800-690-6903	Follow instructions on your voting form

Our Annual Meeting Website

Staples 2015 Annual Meeting materials are available in one place at www.staplesannualmeeting.com. There, you can download electronic copies of our 2014 Annual Report and Proxy Statement, and use the link to vote.

Scan this QR code with your mobile device to access our 2015 Annual Meeting website.

2	Notice of Annual Meeting of Stockholders

❯	PROXY STATEMENT SUMMARY

This summary highlights certain information that is covered elsewhere in this Proxy Statement. You are encouraged to read our complete Proxy Statement before voting.

DIRECTOR NOMINEE HIGHLIGHTS

					Staples Committee Assignments
Name, Primary Occupation	Age	Independent	Director since	Other Public Company Boards	A	N& CG	C	F	E
Basil Anderson CEO, Anderson Investments	70	YES	1997	3
Drew Faust President, Harvard University	67	YES	2012	—
Paul-Henri Ferrand Vice President, Google, Inc.	51	YES	2015 nominee	—
Kunal S. Kamlani Former President and COO, Prestige Cruise Holdings	42	YES	2015 nominee	1
Carol Meyrowitz CEO, The TJX Companies, Inc.	61	YES	2007	1
Rowland T. Moriarty Chairman of the Board, CRA International, Inc.	68	YES	1986	3
Ronald L. Sargent Chairman and CEO, Staples, Inc.	59	NO	1999	2
Robert Sulentic President and CEO, CBRE, Inc.	58	YES	2007	1
Raul Vazquez Director and CEO, Oportun	43	YES	2013	—
Vijay Vishwanath Partner, Bain & Company	55	YES	2007	—
Paul F. Walsh Operating Partner, Calera Capital	65	YES	1990	—
A: Audit	N&CG: Nominating & Corporate Governance	C: Compensation	F: Finance	E: Executive

: Member	: Chair

Developing an Effective Board

The Staples Board of Directors (the “Board”) has strong governance practices and is dedicated to continuous improvement. We seek to achieve an effective balance of relevant skills, experience, qualifications and personal qualities in Board composition. Our priority is to bring areas of expertise together in the Staples boardroom for the benefit of Staples and the creation of sustainable long-term shareholder value. We seek to ensure that the Board and its committees are high-functioning, including through regular and rigorous Board and committee evaluations.

Relevant Skills
Our Board nominees bring together extensive experience in e-commerce/marketing international operations, M&A / integrations, retail, strategy and other areas. See page 19 for an overview of the Board’s experience as a whole, and individual director biographies beginning on page 20, to learn more about our nominees’ respective skills and qualifications.
Director Tenure Balance
Experience Our Board nominees have broad leadership experience serving in senior roles in corporations, academia and on public and private boards.
Personal Qualities Our Board nominees exhibit high integrity, self-awareness, respect, independence of mind, and have the capacity to function effectively in challenging situations.	Board Independence
Diversity
Our Board nominees bring diversity in its broadest sense – not merely diversity of background and culture, but also diversity of age, gender, ethnicity and outlook to offer and understand multiple perspectives.

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PROXY STATEMENT SUMMARY

BOARD AND CORPORATE GOVERNANCE DEVELOPMENTS

The Staples Board is committed to highly effective corporate governance that is responsive to shareholders, and on seeing to it that the Company delivers on its strategy.

Shareholder Outreach

For many years, Staples has operated a formal shareholder outreach program to listen to investor perspectives on corporate governance, our executive compensation program, sustainability and other matters. Annually, we solicit feedback from institutional investors including asset managers, public and labor union pension funds, and social responsibility investors.

Selected Investor Feedback

“We appreciate Staples’ commitment to engaging with CalPERS, their responsiveness to investor priorities. Staples is joining a growing list of companies committed to excellence in corporate governance. We applaud their leadership.”

Anne Simpson, Senior Portfolio Manager and Director of Global Governance at CalPERS

“Staples has taken an important step for shareowner rights and I applaud the company for being responsive to investors.”

Comptroller Scott M. Stringer, Investment Advisor, Custodian and a Trustee of The NYC Funds

Timeline of Selected Corporate Governance Events

2015
March >

Management Supported Proxy Access at 3%/3 years – we worked closely with our shareholders to develop a proxy access framework that would be responsive but also protect the interests of all shareholders. We have committed to providing a management-supported proxy access bylaw amendment at the 2016 Annual Meeting of Shareholders.

Executive Compensation – we replaced the total company sales metric with gross margin dollars for our 2015 annual cash incentive awards to place greater emphasis on driving profitability.

January >

Independent Chair Policy – we adopted a policy to require that we have an independent Chair of the Board, whenever possible. The policy is prospective, and applies when Ronald L. Sargent, our current Chairman and CEO, retires or no longer serves as Chairman of the Board.

2014 >	We engaged in constructive dialogues over the course of the year with shareholders representing more than 40% of our shares, with direct involvement from two of our directors.
2013 >	Restructured our executive compensation program in response to shareholder feedback on compensation and to strengthen alignment with reinvention strategy.
✓ Eliminated time-based restricted stock and options
✓

Changed long-term program to be delivered entirely in the form of performance shares, with achievement based on 50% return on net asset percentage and 50% on sales growth. The program also included a three-year relative Total Shareholder Return (TSR) modifier

✓ Changed annual performance metrics
2012 >

Shareholder right to act by written consent implemented

Refined compensation program, including changes in benchmarking and reduced dilution from stock plans, in direct response to shareholder feedback

Enhanced transparency on political contributions and government activities

2009 >	Shareholder right to call special meetings implemented
2008 >

Adopted a majority vote standard for the election of directors with a plurality carve-out for contested elections

Eliminated supermajority vote requirement for mergers and other matters from company charter

2007 >	Declassified board to establish annual elections going forward
1998 >	Lead Independent Director – Staples is one of the early adopters of the role

Further corporate governance features are highlighted on page 8 of this proxy statement.

4	Notice of Annual Meeting of Stockholders

PROXY STATEMENT SUMMARY

CORPORATE RESPONSIBILITY HIGHLIGHTS

Staples is committed to making a positive impact on society, associates and the planet. We’re dedicated to bringing awareness to and effecting meaningful change in the areas of Community & Giving, Environment, Ethics and Diversity & Inclusion. For more information, see the Corporate Responsibility section of www.staples.com.

Environment	Community & Giving

● Aligning our efforts with global sustainability strategy and 2020 performance goals to benefit the environment, our customers and our business
● Offering customers more than 12,000 eco-responsible products, and providing diverse recycling and other environmental services
● Improving operational environmental footprint by maximizing energy efficiency and renewable energy use, and eliminating waste

● Enabling associates globally to direct funds to organizations they care about through the 2 Million & Change grant program
● Providing educational support in times of disaster through Staples Emergency Education Fund with Save the Children
● Supporting associate participation in community volunteer activities
● Inspiring customers to donate through cause marketing and disaster relief campaigns

Ethics	Diversity & Inclusion

● Supporting our culture of high integrity by continually promoting our Code of Ethics and Ethics Program
● Encouraging associates to speak up and raise questions and concerns through our global ethics helpline and other available options

● Focusing on building a diverse, high-performing workforce that reflects all segments of our society
● Emphasizing a culture that empowers associates and encourages collaboration, flexibility and fairness
● Leveraging Associate Resource Groups to promote our Employer of Choice strategy, create awareness and increase business value

EXECUTIVE COMPENSATION

Staples is engaged in a strategic reinvention designed to position the company to generate long-term sales and earnings growth. The Compensation Committee of the Board sets rigorous financial metrics tied directly to the success of our strategy and the creation of long-term shareholder value.

For more information about the reinvention strategy and 2014 highlights, see “Performance Overview” in the “CD&A” section of this proxy statement.

With changes to our executive compensation program over the last several years, both our long-term and short-term incentive plans now are fully performance based. Going forward, we intend to rely solely on three-year, 100% performance based awards for our long-term equity program. Staples is among only 11% of S&P 500 companies that grant 100% of long-term equity awards in the form of performance shares, according to Equilar.

Our highly performance-based, long-term and equity-focused compensation program is illustrated below with respect to our CEO's target opportunity.

Our Board values the opportunity to engage directly with our shareholders. In 2015, we completed an intensive shareholder engagement and solicited feedback on our executive compensation program. See “Shareholder Feedback, Board Response and 2015 Changes” in the “CD&A” section of this proxy statement for more information.

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❯ TABLE OF CONTENTS

6	Notice of Annual Meeting of Stockholders

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT
For the Annual Meeting of Shareholders on June 1, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Staples, Inc. (“we,” “us,” “Staples” or the “Company”) for use at the Annual Meeting of Shareholders (“2015 Annual Meeting” or the “Annual Meeting”) to be held on June 1, 2015 beginning at 4:00 p.m., local time, at the Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina and at any adjournment or postponement of that meeting. On or about April 20, 2015, we are mailing these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 (the “2014 fiscal year”) and other information required by the rules of the Securities and Exchange Commission (the “2014 Annual Report”).

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❯	CORPORATE GOVERNANCE

HIGHLIGHTS

We are committed to leading corporate governance practices that are in the best interests of our business and all of our shareholders. For example, we have:

●	Developed a successful shareholder outreach program.
●	Demonstrated a consistent track record of listening and responding thoughtfully to feedback.
●

Pro-actively adopted many important governance initiatives, such as majority voting, an enhanced political contributions policy, a compensation recoupment policy and our commitments to ethics, community, the environment and diversity and inclusion.

Shareholder Outreach Program

We have conducted a formal corporate governance outreach program for many years. We solicit feedback from our institutional investors regularly, including from asset managers, public and labor union pension funds and allied organizations and social responsibility investors. We seek to hear perspectives on various governance matters, our executive compensation program, sustainability and other matters. Consistent with prior practice, during the last year, we engaged in constructive dialogues with shareholders representing more than 40% of our shares. This year, two of our directors participated in the outreach program and heard directly from some of our shareholders. We share the feedback we receive with our Nominating and Corporate Governance Committee and Compensation Committee, as well as with the entire Board.

Recent Corporate Governance Enhancements

In response to feedback from our shareholders, our Board made the following corporate governance enhancements over the last year:

Independent Chair Policy – We adopted a policy to require that we have an independent Chair of the Board, whenever possible. The policy is prospective, and begins to apply when Ronald L. Sargent, our current Chairman and CEO, retires or no longer serves as Chairman of the Board. The policy does not apply if the appointment violates any contractual obligation, if no independent member of the Board is available or willing to serve as Chair, or if the appointment would be inconsistent with the Board’s fiduciary obligations. In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and CEO.

Management Supported Proxy Access at 3%/3 years – We worked closely with our shareholders in developing a proxy access framework that would be responsive but also protect the interests of all shareholders. We have committed to providing a management-supported proxy access bylaw amendment at the 2016 Annual Meeting of Shareholders. Our version of proxy access would:

●

Permit shareholders (not to exceed a group of 25) holding at least three percent of our outstanding shares continuously for three years to nominate up to 20 percent of the directors serving if the size of the board is 10 or more directors or 25 percent of the directors if the size of the board is 9 or fewer directors;

●

Include various other provisions consistent with, or mirroring, the SEC-adopted proxy access rule, including with regard to disclosure of conflicts of interest or control intent and the eligibility of loaned shares for purposes of satisfying the continuous ownership requirement; and

●

Limit nominations by an individual shareholder or group (i) whose formerly-nominated candidate has been serving on the board for less than two consecutive terms or (ii) whose candidate failed to garner a minimum of 15% of the votes within the previous two years.

Executive Compensation – We replaced the total company sales metric with gross margin dollars for our 2015 annual cash incentive awards to place greater emphasis on driving profitability. In addition, our CEO elected to eliminate a tax-gross up provision in his existing severance agreement and elected not to accept his 2.5 percent base salary raise for 2014, which the Board had previously approved. Going forward we intend to rely solely on three-year, 100% performance-based awards for our long-term incentives, a change set previously by the Compensation Committee of our Board. These performance shares include a 3-year TSR modifier on long-term performance, linking pay outcomes more closely to share price performance. For more information about shareholder outreach with respect to compensation matters and our response to the 2014 say-on-pay vote, see the “CD&A” section of this proxy statement.

8	Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE

You can learn more about our current corporate governance program and review our Corporate Governance Guidelines (“Guidelines”), committee charters, Corporate Political Contributions and Government Activity Policy Statement, Code of Ethics and other significant policies at http://investor.staples.com/phoenix.zhtml?c=96244&p=irol-govhighlights. The information at such website and the other websites mentioned in this proxy statement is not incorporated by reference herein. We also recognize that corporate governance is not static, and we continue to evaluate our policies and practices to meet ongoing developments in this area. Some highlights of our corporate governance policies and practices are set forth below.

Shareholder Rights	●	Annual election of directors
	●	Majority voting in uncontested director elections
	●	No rights plan without shareholder approval
	●	No supermajority voting requirements for mergers and other matters
	●	Shareholders can call special meetings (25% ownership threshold)
	●	Shareholders can act by majority written consent
Board Features	●	All independent directors (other than CEO)
	●	Diverse board
	●	Strong Independent Lead Director role
	●	Annual CEO evaluation by independent directors
	●	Robust annual succession planning process
Other Features	●	Transparent reporting of political contributions and lobbying and trade association activities
	●	Recognized leader in sustainability matters
	●	Responsible ethical sourcing program with third party audits
	●	Chief Culture Officer

DIRECTOR INDEPENDENCE

Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors are independent. Our Guidelines provide that directors are “independent” if they (1) meet the definition of “independent director” under the NASDAQ listing standards and (2) in our Board’s judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out their responsibilities. Our Nominating and Corporate Governance Committee periodically reviews the independence standards in our Guidelines and recommends changes as appropriate.

In accordance with our Guidelines, our Board has determined that all of our directors and nominees are independent except Mr. Sargent, who is our CEO. In determining independence, our Board considered all the available relevant facts and circumstances, including the following:

●	Neither we nor any subsidiary has employed or otherwise compensated the independent directors other than for service on our Board and its committees during the past three years.
●	We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors during the past three years.
●

None of the independent directors or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

●

None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors or their family members during the past three years.

●	No family relationships exist between any of our directors or executive officers.
●

During the past three years, none of our directors or executive officers has had a material direct or indirect business relationship with us or engaged in a “related party transaction” as described below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Guidelines and the written materials that we use to educate associates about conflicts of interest. For example, under the Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in business operations of the Company or because of a director’s circumstances,

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CORPORATE GOVERNANCE

the director should immediately report the matter to our General Counsel, who should then report the matter to the Nominating and Corporate Governance Committee for review and determination. In the event there is a significant conflict, the director should resign or the conflict must be resolved. Additionally, under the Guidelines, any director who wishes to join the board of directors of another company must provide written notice to the chairperson of the Nominating and Corporate Governance Committee. The chair of the Nominating and Corporate Governance Committee, after consultation with our General Counsel, will then respond to the director with a resolution. We also ask each of our executive officers and directors to fill out questionnaires every year to help enable us to identify if a potential conflict of interest exists. Our Code of Ethics, Guidelines and the charters for all the committees of our Board are available at www.staples.com in the Corporate Governance section of the Investor Information webpage.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving or ratifying any related party transactions. We define “related party transactions” as transactions with a value of more than $120,000 and in which (i) Staples and any of our directors, director nominees, executive officers, 5% shareholders and their immediate family members are participants, and (ii) such participants have a direct or indirect material interest. In the course of reviewing whether or not the participants should be deemed to have a direct or indirect material interest, the Nominating and Corporate Governance Committee reviews the presence of standard prices, rates, or terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for entering into the transaction; the potential effect of the transaction on the status of an independent director; and any other factors the Nominating and Corporate Governance Committee deems relevant. If a transaction is deemed to be a related party transaction, the procedures for approval or ratification of such a transaction are the same as for actual or potential conflicts of interests involving directors and are set forth in the Guidelines.

For fiscal year 2014:

●	We had no related-party transactions.
●	There were no transactions that affected our directors’ independence.
●	There were no violations or waivers of our Code of Ethics with respect to our directors or executive officers.

In an effort to provide greater transparency to our shareholders, we provide the following additional information about sales of office supply products or related services, such as copying, branding of promotional products or technology services, to companies or organizations affiliated with our directors and our executive officers. All transactions reported with director-affiliated companies were in the ordinary course of business, without involvement of the director and on arm’s length business terms. Below is a list of companies and institutions with which our independent directors who are being considered for election were affiliated in fiscal year 2014 and for which we received greater than $120,000 for providing our supplies or services.

● Bain & Company ● Becton Dickinson & Company ● CBRE Group, Inc. ● Cottage Health Systems, Inc.	● CRA International, Inc. ● Harvard University ● Hasbro, Inc. ● Joslin Diabetes Center	● Hormel Foods Corporation ● Progreso Financiero (Oportun) ● Sears Holdings Corporation ● TJX Companies, Inc.

The amounts received by us in fiscal year 2014 for the sale of office supplies and related services to these companies range from approximately $150,000 to approximately $18 million and the median amount received from such sales was approximately $457,000. In each case, the amount was immaterial to both Staples and the company purchasing the goods and services. The largest amount of approximately $18 million represents 0.053% of our revenues based on sales for fiscal year ended January 31, 2015 of approximately $23.1 billion. The largest amount includes $15 million of purchases under a global corporate service agreement that benefited and provided for purchases by third parties.

In addition, in 2014 we also paid approximately $730,000 for employee background check services from a privately held company for which one of our directors serves as chairman of the board of directors and approximately $710,000 for fleet services to WEX Inc., a company for which one of our directors also serves as a director. We also paid approximately $13 million for customized delivery boxes to a privately held company for which one of our directors serves as a director, approximately $490,000 to Sears Holdings Corporation for rental payments and approximately $62 million to Google, Inc. for marketing, IT services and products that we purchase for re-sale.

In all instances, whether we provided the products/services or received the services, no director or executive officer had a direct or indirect material interest in the transaction. The Nominating and Corporate Governance Committee determined that none of these transactions were “related party transactions” and that such transactions would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors determines its leadership structure annually based on a recommendation of the Nominating and Corporate Governance Committee. In January 2015, we adopted a policy to require that we have an independent Chair of the Board, whenever possible. The policy is prospective, and begins to apply when Ronald L. Sargent, our current Chairman and CEO, retires or no longer serves as Chairman of the Board. For this year, the Board determined that it was appropriate that Mr. Sargent, our CEO, should remain as Chairman of the Board. Our current Independent Lead Director Robert Nakasone will be retiring at the end of his term at the 2015 Annual Meeting. The Board intends for

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CORPORATE GOVERNANCE

Robert E. Sulentic to serve as Independent Lead Director, upon Mr. Nakasone’s retirement. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence, and that Mr. Sulentic’s appointment as Independent Lead Director will counterbalance any potential concern arising from having our CEO serve as the Board’s Chairman.

Our Independent Lead Director has the following responsibilities:

●	Authority to call meetings of Independent Directors.
●	Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.
●	Assures that meetings with the independent directors are held in executive sessions, typically after every Board meeting, but in all circumstances at least twice a year.
●	Provides leadership to the Board if circumstances arise in which the role of the Chair may be, or may be perceived to be, in conflict with the interests of Staples and its shareholders with regard to a particular matter.

●	Facilitates communications and serves as a liaison between independent directors and the Chair.
●	Works with the Chair in the preparation of the agenda for each board meeting and pre-approves the schedules, agendas and information provided to the Board for each meeting.
●	Coordinates the annual performance review of the CEO.
●	Ensures availability for consultation and direct communication, if requested by a major shareholder.
●	Authority to retain independent advisors on behalf of the Board.
●	Assists the Nominating and Corporate Governance Committee in identifying any individual performance or contribution issues.
●	Otherwise consults with the Chair of the Board on matters relating to corporate governance and Board performance.

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CORPORATE GOVERNANCE

MEETINGS AND COMMITTEES OF OUR BOARD

Our Board of Directors held a total of nine meetings during our 2014 fiscal year. The number of meetings held by each of the committees of our Board during our 2014 fiscal year is set forth below under the description of each committee. During our 2014 fiscal year, all of the directors attended at least 75% of the aggregate number of Board meetings and meetings of committees on which they served. Our Guidelines provide that directors are encouraged to attend the Annual Meeting, and all of our eleven directors attended last year’s annual meeting.

Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. The Chair of each committee, as a matter of regular practice and to the extent possible, reviews committee meeting materials with management in advance of each Board committee meeting. Each of our standing Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the Investor Information webpage.

Audit Committee

Robert E. Sulentic* Chairperson	“The engagement of our Audit Committee is critical to managing the evolving risk profile and regulatory environment in which we operate.”
Other Committee Members Basil L. Anderson Justin King Meetings in 2014 3 in person, 8 telephonic

Introduction

The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the SEC and NASDAQ Stock Market.

Key Objective

The Audit Committee assists our Board in overseeing our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of audits by our internal audit team and our independent registered public accounting firm.

Further Areas of Responsibility

✓ Oversees our internal controls, including our disclosure controls and procedures and internal control over financial reporting, on behalf of the Board.

✓ Assists the Board in its oversight of our policies and practices with respect to risk assessment and risk oversight, including discussing with management risk exposures and the steps that have been taken to monitor and control such exposures.

✓ Establishes escalation and oversight procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters.

✓ Monitors the function of our ethics program, including compliance with our Code of Ethics.

✓ Prepares the Audit Committee Report required under the rules of the SEC.

2014 Highlights

The 2014 Report of the Audit Committee of the Board of Directors is included in the Ratification of Selection of Independent Registered Public Accounting Firm section of this proxy statement. In 2014, in connection with its quarterly earnings and internal controls review, the Audit Committee focused on strategic reinvention priorities and the related estimates, charges and guidance. As part of the enterprise risk management (“ERM”) process, significant attention was given to the Company’s information security profile. The Committee, with the assistance of third party experts, conducted a review of security practices and strategy, and the retail marketing information security environment. The Audit Committee was integrally involved in overseeing the response to the data security incident announced in 2014. The Audit Committee provides oversight to management with respect to network security enhancements and other projects underway by the Global Technology team.

* Audit committee financial expert under the rules of the SEC

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CORPORATE GOVERNANCE

Compensation Committee

Paul F. Walsh Chairperson

“Our executive compensation policies are designed to be tightly linked to performance and the creation of long-term value for our shareholders. We have a track record of soliciting and responding to investor feedback as evidenced by changes to our compensation program in recent years.”

Other Committee Members Carol Meyrowitz Raul Vazquez Meetings in 2014 2 in person, 2 telephonic

Introduction

The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the SEC and NASDAQ Stock Market. For more information about the responsibilities of our Compensation Committee, see the “CD&A” section of this proxy statement.

Key Objective

The Compensation Committee’s responsibilities include recommending to the Board our compensation philosophy and policies for senior management and aligning our compensation with business objectives, individual performance and the interests of our shareholders. The Compensation Committee sets the compensation levels of executive officers, including our CEO, establishes and administers our equity and cash incentive plans and authorizes awards under such incentive plans.

Further Areas of Responsibility

✓ Establishes and oversees the administration of our employee stock purchase plans, retirement plans and other employee benefit plans (other than ERISA-governed broad-based benefit plans where administration is otherwise provided in the governing plan document).

✓ Oversees risks associated with the company’s compensation policies and practices and evaluates the compensation program to help ensure that it does not encourage excessive risk-taking.

✓ Reviews and makes recommendations with respect to non-management Board compensation.

✓ Administers our clawback policy.

✓ Prepares the Compensation Committee Report required under the rules of the SEC.

2014 Highlights

The 2014 Compensation Committee Report is included in the Compensation Committee Report section of this proxy statement. In addition, in 2014, the Compensation Committee conducted its annual pay for performance alignment analysis, peer benchmarking and risk assessment. The Compensation Committee dedicated a significant amount of time to understanding the results of the 2014 say-on-pay shareholder vote and considering feedback received as part of the shareholder outreach program. The compensation program was designed so that there are rigorous financial metrics tying the compensation program directly to the success of our reinvention program and the creation of long-term shareholder value. In 2014, the Compensation Committee also recommended a new stock incentive plan (which was approved by shareholders at the 2014 Annual Meeting) and evaluated retention and recruiting risks at various levels of the organization.

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CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

Vijay Vishwanath Chairperson

“Our top priority is to align the skills and experience of our directors and our Board leadership structure to support our strategic reinvention and the best interests of shareholders over the long-term.”

Other Committee Members Drew G. Faust Rowland T. Moriarty Robert C. Nakasone Meetings in 2014 3 in person, 3 telephonic

Introduction

The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market.

Key Objective

The Nominating and Corporate Governance Committee’s responsibilities include providing recommendations to our Board regarding leadership structure, nominees for director, membership on our Board committees, and succession matters for our CEO. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Corporate Governance Guidelines and to assist our Board in complying with them.

Further Areas of Responsibility

✓ Oversees the self-evaluation of our Board and committees to assess whether they are functioning effectively.

✓ Coordinates the formal evaluation of our Chairman, the CEO and other officers deemed appropriate by the Corporate Governance Guidelines.

✓ Reviews and resolves conflict of interest situations and related party transactions.

✓ Oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement.

2014 Highlights

The Nominating and Corporate Governance Committee spent significant time in 2014 on director recruitment. With the help of an executive recruiting firm, the Nominating and Corporate Governance Committee met on several occasions to discuss the qualifications, feedback, references and other items regarding potential director candidates. The Nominating and Corporate Governance Committee also focused heavily on investor feedback and developing responsive strategies to benefit all of the shareholders, including adopting the Independent Chair Policy and committing to a proxy access bylaw amendment.

14	Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE

Finance Committee

Rowland T. Moriarty Chairperson

“Our prudent approach to managing our capital structure has enabled us to accelerate our reinvention strategy with the proposed acquisition of Office Depot and put us in a stronger position to create long-term value for our shareholders.”

Other Committee Members Basil L. Anderson Paul F. Walsh Meetings in 2014 2 in person, 1 telephonic

Introduction

The members of the Finance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market.

Key Objective

The Finance Committee’s responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends, share repurchases, borrowing practices, debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions.

Further Areas of Responsibility

✓ Assists in the engagement of investment and financial advisors and consultants in proposed financial transactions.

✓ Reviews and approves entry into swaps, including adopting and reviewing the policy relating to the use of the non-financial end-user exception for the clearance of swap transactions.

2014 Highlights

The Finance Committee was focused in 2014 on our capital structure, dividend policy, hedging policy, share repurchase program and other topics, including oversight of the Office Depot acquisition financing.

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CORPORATE GOVERNANCE

Executive Committee

Ronald L. Sargent Chairperson	“The Executive Committee provides an opportunity to leverage the strength and diversity of our Board for guidance when urgency is needed to act in the best interests of shareholders.”
Other Committee Members Rowland T. Moriarty Robert C. Nakasone Robert Sulentic Vijay Vishwanath Meetings in 2014 1 telephonic

Introduction

The Executive Committee is authorized to exercise all of the powers of our Board in the management and affairs of Staples, with certain exceptions. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee.

Key Objective

It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings.

2014 Highlights

The Executive Committee met once during the year, with additional directors in attendance to provide guidance on the Office Depot acquisition strategy.

RISK OVERSIGHT BY THE BOARD OF DIRECTORS

Our Board of Directors is ultimately responsible for reviewing and approving our risk management strategy and framework and key risk parameters. In terms of overseeing the broader enterprise risk management (“ERM”) program, the Audit Committee, under powers delegated by the Board, is responsible for the approval and establishment of our risk management framework and ensuring that appropriate policies and practices are in place for risk assessment and management, including that all risk areas are being monitored by senior management, reported to the Board or appropriate Board committee by senior management and addressed as needed. At each quarterly Board meeting, the Audit Committee reports to the Board on all of its specific activities.

Our most senior executives are responsible for collaborating with the Audit Committee to provide oversight to the risk management process and prioritize and validate key risks. Management is then responsible for implementing the Board and Board committee approved risk management strategy and for developing policies, controls, processes and procedures to identify and manage risks. In 2014, our Internal Audit team met with leaders from the functional areas of Staples to evaluate risks and to coordinate information sharing and mitigation efforts for all types of risks. The Audit Committee stays apprised of significant actual and potential risks faced by Staples and the effectiveness of its risk assessment and management process in part through detailed presentations at least twice a year from the Vice President of Internal Audit. These presentations include an enterprise wide review of the major financial, operational and legal risks facing the company, steps that have been taken to monitor and control such exposures, as well as the methodologies for identifying and prioritizing financial, operational and legal risks. In addition, the Audit Committee receives detailed presentations from senior executives from Global Technology, Merchandising, Human Resources and other areas to address specific risks and mitigation strategies. In 2014, as part of the ERM process, significant attention was given to the Company’s information security profile. In addition, the Audit Committee was integrally involved in overseeing the response to the data security incident announced in 2014. The Audit Committee provides oversight to management with respect to network security enhancements and other projects underway by the Global Technology team.

Independent of the enterprise risk management process, the Audit Committee is made aware of risks as a result of being briefed in person regularly by our Vice President of Internal Audit, as well as an annual briefing and quarterly reports by our Vice President, Ethics & Compliance. The Audit Committee also meets regularly with the General Counsel and at least quarterly, in executive session, alone with the Vice President of Internal Audit. The Audit Committee uses the results of its discussions with our Vice President of Internal Audit to inform its overall view of risk and approve the proposed audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission (2013), also known as the COSO framework. Our Vice President, Ethics & Compliance also provides quarterly reports to the Audit Committee on compliance and ethics matters. These reports also are provided to the Board.

16	Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE

The Audit Committee administers its risk oversight role through the Board committee structure as well. Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas of responsibility. The Audit Committee oversees risks related to our accounting and financial reporting processes and the integrity of our financial statements, the Finance Committee oversees risks related to capital policies and practices and financial transactions, the Nominating and Corporate Governance Committee oversees risks related to corporate governance, including director independence and related party transactions, and as discussed in the “CD&A” section of this proxy statement, the Compensation Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company’s compensation policies and practices for all associates and a risk assessment in connection with any changes to our compensation program.

In addition, the Board and the Audit Committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chairman and CEO addresses in a directors only session matters of particular importance or concern, including any significant areas of risk requiring Board attention. Annually, our full Board reviews in detail the Company’s near- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above facilitate effective Board oversight of our significant risks.

DIVERSITY

Diversity has always been very important to us. We strive to offer an inclusive business environment that offers diversity of people, thought and experience, as well as diverse suppliers. This also holds true for our Board of Directors. This year, our Board formalized its commitment to seek out highly qualified women and individuals from diverse groups to include in the candidate pool of Board nominees, by amending our Guidelines. Additionally, the Board annually reviews the appropriate skills and characteristics of the Board members in light of the current composition of the Board, and diversity is one of the factors used in this assessment. Not only does the Board view diversity of experience, industry, skills and tenure as important, but also of gender and ethnic backgrounds. Since 2007, we have added seven new directors to our Board. These new directors, who include three women, one Hispanic, and one Asian, have strengthened our Board’s diversity of skills and perspectives. We exceed the national average in minority representation on our Board. The Board is also provided with an annual report on diversity initiatives and Staples’ approach and progress on such initiatives.

DIRECTOR CANDIDATES

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

During 2014, the Nominating and Corporate Governance Committee engaged a third-party professional recruiting firm to search for a director candidate with e-commerce and technology expertise. After interviewing several qualified candidates identified by that recruiting firm, the Nominating and Corporate Governance Committee selected Paul-Henri Ferrand and recommended his candidacy to the Board. The Board nominated Mr. Ferrand as a director candidate for election at our 2015 Annual Meeting.

Shareholders may also recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate’s name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

In addition, Shareholders have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption “Shareholder Proposals.”

On March 4, 2015, in accordance with the process set forth in our bylaws, Starboard Value and Opportunity Master Fund Ltd and certain of its affiliates (collectively, “Starboard”) submitted a nomination notice in which Starboard nominated four individuals for election to the Board at the 2015 Annual Meeting. The Board engaged in discussions and negotiations with Starboard about the nominations. On April 10, 2015, Staples and Starboard entered into an agreement (the “Starboard Agreement”). Pursuant to the Starboard Agreement, the Board agreed to nominate for election to the Board one individual proposed by Starboard. After an evaluation by the Nominating and Corporate Governance Committee, the Board selected Kunal S. Kamlani as such nominee. Starboard has agreed to vote its shares of Staples common stock in favor of the nominees selected by the Board, including Mr. Kamlani. On April 10, 2015, Justin King determined not to stand for reelection at the 2015 Annual Meeting because of his view that the Board should not have approved the Starboard Agreement.

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CORPORATE GOVERNANCE

COMMUNICATING WITH OUR BOARD

Our Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.

Under procedures approved by our independent directors and subject to the advice and assistance from our General Counsel, communications are forwarded to the Chairperson of the Board (if an independent director), the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, who monitor communications from shareholders and other interested parties. Copies or summaries of such communications are provided to all directors, if such persons consider it important and appropriate for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Guidelines, if a meeting is held between a major shareholder (including institutional investors) and a representative of the independent directors, the Independent Lead Director will serve, subject to availability, as such representative of the independent directors.

Shareholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

18	Notice of Annual Meeting of Stockholders

❯ ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The members of our Board are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Eleven directors, constituting our entire Board, are to be elected at the Annual Meeting.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the assessment criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the office products market, the retail industry, e-commerce finance, accounting, marketing, technology, risk oversight, international business and other operational and business knowledge needed to oversee a global multi-channel business. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the specific skills, qualifications and experience of our directors, considered as a group, should provide a mix of knowledge and abilities that will allow our Board to fulfill its responsibilities.

Director Qualifications, Skills and Experience

We believe each nominee in the slate presented below, through their own personal accomplishments and dedication to their profession and community, has demonstrated strong intellectual acumen, solid business judgment, strategic vision, integrity and diligence.

The eleven nominees include Mr. Ferrand and Mr. Kamlani, our new nominees, and two directors who joined the Board within the last five years, three nominees who have served on our Board for five to ten years and four nominees who have served on our Board at least 10 years.

Each of the current directors consistently has demonstrated their strong work ethic and dedication to Staples, including coming prepared to meetings, asking insightful questions, challenging management’s assumptions, focusing on long term business strategy, analyzing challenges, evaluating solutions and overseeing implementation.

We believe that the composition of the Board, including the varied tenure of our directors, combines institutional knowledge and understanding of our business model, products and services and historical growth strategies with fresh perspectives and exposure to alternative approaches to business process, which promotes lively Board discussion and effective oversight and problem solving.

Director Tenure Balance

Many of the nominees are either current or former chief executive officers or chairpersons or vice chairpersons of other large international corporations. As such, they have a deep understanding of, and extensive experience in, many areas that are critical to our operation and success. We have determined that nominees who have served in these roles have extensive experience with financial statement preparation, compensation determinations, compliance, corporate governance, risk oversight, public affairs and legal matters.

Below is biographical information of each of the nominees, highlighting the particular experience, qualifications, attributes or skills of each nominee that supports the conclusion of the Nominating and Corporate Governance Committee that these individuals should serve as directors of Staples.

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ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

DIRECTOR BIOGRAPHIES

Basil Anderson
Age: 70
Director Since: 1997
Current Staples Board Committees
- Audit, Finance
Skills and Experience
- Audit, Financial Expertise
- Consumer and Business Sales
- Corporate Governance
- International Operations
- M&A/Integration
- Risk Oversight
- Strategy

Public Company Boards
Current
- Becton, Dickinson and Company
- Hasbro, Inc.
- Moody’s Corporation
Prior
- CRA International, Inc. (2004-2011)
Selected Other Positions
- Director, Operation Warm
Education
- M.B.A, Marketing and Management Science, University of Chicago
- M.S., Hydraulic Engineering, University of Illinois
- B.S.E., Israeli Institute of Technology, summa cum laude

Career Highlights
Mr. Anderson has served on the Staples Board since 1997, when he joined as an independent director. In 2001, he was asked to join the management team as our Vice Chairman to assist the then-CEO in the transformation of the company. Mr. Anderson was a key player in the development of a new strategy that led to expansion of the Contract business, the creation of our own brand products and the first company-wide cost reduction efforts. This successful strategy led to a tripling of the stock price before his retirement in 2006. In addition to his executive experience at Staples, Mr. Anderson also acquired experience in strategic, business and financial planning and operations, and international operations in his role as Chief Financial Officer of Campbell Soup Company from 1996 to 2001 and Scott Paper Company from 1993 to 1996. At Campbell Soup Company, Mr. Anderson initiated a strategy that led to the restructuring of the company, including significant cost reductions, disposition of nonstrategic assets, acquisition of strategic businesses and significant share repurchases. Mr. Anderson also led a strategic restructuring of Scott Paper Company and was a key player in the company’s merger with Kimberly Clark Corporation. In addition to his extensive executive experience, Mr. Anderson has served as a director on various public company boards in different industries. He has served as Chair or as a member of the Audit, Compensation and Benefits, Governance and MIS Committees of these boards. He was recently elected Lead Independent Director of Hasbro, Inc., effective May 21, 2015.

20	Notice of Annual Meeting of Stockholders

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Drew Faust
Age: 67
Director Since: 2012
Current Staples Board Committees
- Nominating and Corporate Governance
Skills and Experience
- Corporate Governance
- Leadership and Management
- International Operations
- IT Management and Security
- Risk Oversight
- Strategy

Selected Other Positions
- Director, Harvard Management Company
- Director, Broad Institute
- Director, Ragon Institute
Education
- M. A. and P.H.D., American Civilization, University of Pennsylvania
- B.A., History, Bryn Mawr College, magna cum laude with honors

Career Highlights
Dr. Faust is the 28th President of Harvard University. Leading up to her appointment as President in 2007, Dr. Faust served as the Founding Dean of the Radcliffe Institute for Advanced Study charged with integrating the former Radcliffe College into Harvard University following the merger in 1999. Before Harvard, Dr. Faust served as the Annenberg Professor of History at the University of Pennsylvania, where she was a member of the faculty for 25 years. As President of Harvard, Dr. Faust is responsible for all aspects of Harvard’s academic and administrative activities, which include operations and research and teaching activities across the globe, and oversees a $4.4 billion annual operating budget. During her tenure, she restructured the system of university governance, and has expanded financial aid to improve access to Harvard College for students of all economic backgrounds and advocated for increased federal funding for scientific research. Dr. Faust has broadened Harvard’s international reach, raised the profile of the arts on campus, enhanced Harvard’s focus on climate change and sustainability, launched edX, the online learning partnership with MIT, and promoted collaboration across academic disciplines and administrative units as she guided the university through a period of significant financial challenges. Dr. Faust also serves on the board of Harvard Management Company, which is responsible for investing Harvard’s endowment ($36.4 billion in 2014, the largest endowment in higher education in the United States) and related financial assets to produce long term results to support the education and research goals of the university. In her capacity as Harvard President, Dr. Faust also serves as a member of the Broad Institute of Harvard and Massachusetts Institute of Technology (MIT) and the Ragon Institute of Harvard, MIT and Massachusetts General Hospital (MGH).

Paul-Henri Ferrand
Age: 51
Director Since: Nominee
Current Staples Board Committees
- n/a
Skills and Experience
- Consumer and Business Sales
- Ecommerce/Marketing
- International Operations
- IT Management and Security
- Strategy
Education - École Nationale Supérieure des Télécommunications (ENST) - Lycée du Parc

Career Highlights
Mr. Ferrand has served as Vice President and Sector Lead, U.S. Services and Distribution Sector, of Google, Inc., a global provider of internet related services and products, since May 2014. In his role as the head of Google’s largest customer sector ($4 billion), Mr. Ferrand leads performance-based advertising sales and related analytics, with teams in the following sub-sectors: B2B technology, industrial, social media and information services, local and federal government and education. He also leads targeted teams working on small company performance solutions as well as operations support teams in India. Before joining Google, Mr. Ferrand was President, Dell North America, at Dell, Inc., a global technology company, from August 2012 to March 2014, where he was responsible for leading Dell’s business across all of North America, covering all segments (consumer and business). During this time, he restructured the North American unit, returning it to growth and top position in key markets. Mr. Ferrand previously held other positions at Dell, including Global Vice President & GM, Software and Peripherals from September 2011 to August 2012, President Dell Asia-Pacific-Japan from July 2010 to September 2011, Chief Marketing Officer, Dell Consumer, Small and Medium Business from January 2009 to September 2011, and President Dell APACs from March 2004 to December 2008. Before Dell, Mr. Ferrand served in various management positions at Nokia, Alcatel-Lucent and AT&T.

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ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Kunal S. Kamlani
Age: 42
Director Since: Nominee
Current Staples Board Committees
- n/a
Skills & Experience
- Audit, Financial Expertise
- Consumer Sales
- Marketing
- M&A / Integration
- Leadership and Management
- Risk Oversight
Public Company Boards Current - Sears Holdings Corp Education - M.B.A., Columbia University - B.A., Economics and Political Science, Colgate University

Career Highlights
Mr. Kamlani served as President and Chief Operating Officer of Prestige Cruise Holdings, the parent company of Oceania Cruises and Regent Seven Seas Cruises, from August 2011 until December 2014. In this role, Mr. Kamlani generated record revenue and EBITDA for three consecutive years and, in 2014, completed the sale of Prestige Cruise Holdings to Norwegian Cruise Lines for approximately $3 billion. Mr. Kamlani had previously served as Chief Financial Officer from August 2009 to March 2010 and was recruited back to the company in 2011. From March 2010 to May 2011, Mr. Kamlani served as head of the multi-billion dollar Global Investment Solutions division of Bank of America/Merrill Lynch where he was responsible for the Wealth Management Platform that Financial Advisors relied upon to develop client solutions. Mr. Kamlani also served as Managing Director and Chief Operating Officer of Citi Smith Barney from 2006 until 2009 where he oversaw the acquisition of Legg Mason's brokerage business and was instrumental in the formation of a joint venture between Citi Smith Barney and Morgan Stanley. Mr. Kamlani served in various other capacities at Citigroup since 2001.

Carol Meyrowitz
Age: 61
Director Since: 2007
Current Staples Board Committees
- Compensation
Skills and Experience
- E-Commerce/Marketing
- Leadership and Management
- Real Estate
- Retail
- Strategy
- Supply Chain and Logistics

Public Company Boards
Current
- The TJX Companies, Inc.
Prior
- Amscan Holdings, Inc. (2005-2012)
- Yankee Candle Corporation (2004-2007)
Selected Other Positions
- Board of Overseers, Joslin Diabetes Center
Education
- B.A., Marketing and Management, Rider University

Career Highlights
Ms. Meyrowitz has served as Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2007 and has been a director of TJX since 2006. Ms. Meyrowitz was President of TJX from October 2005 to January 2011, was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX from January 2005 to October 2005. She also consulted for Berkshire Partners L.L.C., a private equity firm, from June 2005 to October 2005. While serving as CEO of TJX, Ms. Meyrowitz has grown revenue since 2007 by $11.7 billion to $29.1 billion in 2014 and overseen the growth of the company’s market capitalization from $16.2 billion in 2010 to $46.6 billion as of March 2015. TJX has delivered excellent returns to shareholders and has one of the highest returns on investment in the retail industry. While Ms. Meyrowitz has served as CEO, TJX has been ranked in the top five percent of Fortune 500 companies for returns on assets and shareholders’ equity.

22	Notice of Annual Meeting of Stockholders

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Rowland T. Moriarty
Age: 68
Director Since: 1986
Current Staples Board Committees
- Executive, Finance, Nominating and Corporate Governance
Skills and Experience
- Consumer and Business Sales
- Corporate Governance
- International Operations
- IT Management and Security
- Marketing
- Real Estate

Public Company Boards
Current
- CRA International, Inc.
- WEX, Inc.
- Virtusa Corporation
Prior
- Trammel Crow Company (1997-2006)
- Capital American (1991-1997)
Selected Other Positions
- Director, Wharton Graduate School
- Director, Packsize International LLC
Education
- D.B.A., Harvard University
- M.B.A., Wharton School of Business
- B.A., Rutgers University

Career Highlights
Dr. Moriarty has served as Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002 and as Vice Chairman since 1992. Previously, he was a Professor of Business Administration at Harvard Business School. Dr. Moriarty has served as a consultant to more than 75 companies worldwide. Dr. Moriarty is a renowned expert and author on the subject of B2B marketing and has authored or co-authored three books on business marketing strategy and industrial buying behavior, and also numerous publications in the Harvard Business Review and other prestigious academic journals. Dr. Moriarty has extensive experience as a director of both public and private companies in a range of industries including commercial real estate, payment systems and software development and IT services. Dr. Moriarty has served as Chair of eight Governance Committees of these boards and also served as a member of the Executive, Finance, Compensation and Legal & Regulatory Committees of these boards. He also previously served as Chairman of the Board and subsequently as Lead Director and Vice Chairman at WEX, Inc.

Ronald L. Sargent
Age: 59
Director Since: 1999
Current Staples Board Committees
- Executive
Skills and Experience
- Audit, Financial Expertise
- Consumer and Business Sales
- Corporate Governance
- Ecommerce/Marketing
- International Operations
- Leadership and Management
- M&A/Integration
- Retail
- Strategy
- Supply Chain/Logistics

Other Public Company Boards
Current
- The Kroger Co.
- Five Below
Prior
- Home Depot (2011-2012)
- Mattel, Inc. (2004-2011)
- Yankee Candle Corporation (1999-2007)
Education
- M.B.A., Harvard Business School
- A.B., Economics, Harvard College

Career Highlights
Mr. Sargent has served as Chief Executive Officer of Staples, Inc. since 2002 and Chairman of the Board of Directors of Staples since 2005. Previously, Mr. Sargent served in various positions at Staples since joining the company in 1989, including President of Staples, Inc. from 1998 to 2006, Chief Operating Officer of Staples.com from 1998 to 2002, President of Staples Contract & Commercial from 1994 to 1997 and various other management positions. While at Staples, Mr. Sargent has also overseen strategic acquisitions and business integrations including Corporate Express, which was acquired for approximately $4.4 billion in 2008. Before Staples, Mr. Sargent spent 10 years with The Kroger Co., where he served in a variety of positions in store operations, human resources, strategy, sales and marketing. Mr. Sargent has been a director of several public company boards and served as Chair or a member of the Audit, Finance, Compensation, Governance & Social Responsibility and Infrastructure Committees of these boards.

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ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Robert Sulentic
Age: 58
Director Since: 2007
Current Staples Board Committees
- Audit, Executive
Skills and Experience
- Audit, Financial Expertise
- International Operations
- Leadership and Management
- M&A/Integration
- Real Estate
- Risk Oversight
- Strategy

Public Company Boards
Current
- CBRE, Inc.
Prior
- Trammel Crow Company (2002-2006)
Selected Other Positions
- British American Business Council
- Director, Baylor Healthcare System Foundation
Education
- M.B.A., Harvard Business School
- B.S., Computer Science, Iowa State University

Career Highlights
Mr. Sulentic has served as Chief Executive Officer of CBRE, Inc., a global commercial real estate services company, since 2012 and President since 2010. Mr. Sulentic also has been a member of the CBRE Board since 2012. He previously served as President of the Development Services business from 2006 to 2011 and as Chief Financial Officer and Group President, each from 2009 until 2010. In addition, Mr. Sulentic was a member of CBRE’s Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from 2006 through 2009. During the period in which Mr. Sulentic has served as CEO and CFO of CBRE, the company completed a significant balance sheet restructuring and cost cutting/operational restructuring, as well as engaged in M&A activity resulting in approximately 25 completed acquisitions. Mr. Sulentic also has overseen a significant upgrade to CBRE’s IT and other support systems. Over the six year period during which he served as CFO and CEO, CBRE’s stock price increased approximately 11x and the market capitalization of the company grew from $1 billion to $11 billion. CBRE is the only firm in its sector to be included in the Fortune 500, and also has been voted the industry’s top brand for 13 consecutive years. Before CBRE, Mr. Sulentic served as President and Chief Executive Officer of Trammell Crow Company from 2000 through 2006, and was also Chairman of the Board from 2002 through 2006. He previously served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. During his six years at Trammell Crow, the stock price increased 240%.

Raul Vazquez
Age: 43
Director Since: 2013
Current Staples Board Committees
- Compensation
Skills and Experience
- Consumer and Business Sales
- E-commerce/Marketing
- International Operations
- IT Management and Security
- Leadership and Management
- Retail
- Supply Chain/Logistics
Selected Other Positions - Director, Progreso Financiero Education - M.B.A., Wharton Business School, University of Pennsylvania - B.S. & M.S., Industrial Engineering, Stanford University

Career Highlights
Mr. Vazquez has served as Chief Executive Officer and a Director of Progreso Financiero, soon to be known as Oportun, a financial services company serving the needs of the growing Hispanic market, since 2012. Previously, Mr. Vazquez served as Executive Vice President of Global E-commerce at Wal-Mart Stores Inc. in 2011 and as Executive Vice President and President of Wal-Mart West at Wal-Mart Stores Inc. from 2010 to 2011. He served as Chief Executive Officer of Walmart.com from 2007 to 2010, where he oversaw all day-to-day operations and focused on providing multi-channel options for customers, and held other positions at Wal-Mart since 2002, including in marketing and operations. Before joining Wal-Mart, Mr. Vazquez worked at startup companies within the e-commerce industry. He also spent several years at a boutique consulting firm that specializes in competitive strategy for Fortune 100 firms, and as an industrial engineer at Baxter Healthcare. Mr. Vazquez has been selected to Fortune’s “40 under 40” on two occasions.

24	Notice of Annual Meeting of Stockholders

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Vijay Vishwanath
Age: 55
Director Since: 2007
Current Staples Board Committees
- Executive, Nominating and Corporate Governance
Skills and Experience
- Consumer and Business Sales
- Corporate Governance
- E-commerce/Marketing
- International Operations
- M&A/Integration
- Strategy
Public Company Boards Prior - Yankee Candle Corporation (2005-2007) Education - M.B.A., Harvard Business School - B.S., Chemical Engineering, University of Texas, Austin

Career Highlights
Mr. Vishwanath has been a Partner at Bain & Company, a management consulting firm, since 1993 and is a leader in Bain’s consumer products practice. Mr. Vishwanath first joined Bain in 1986, after working at Procter & Gamble. In his position at Bain, Mr. Vishwanath has counseled numerous Fortune 500 companies on consumer product and brand strategy, as well as marketing. Additionally, he advises CEOs and management teams of the leading global consumer companies on matters of strategy, organization, mergers and performance improvement, including growth, pricing, market spending and optimization, trade and channel management, and cost reduction across the entire value chain. Mr. Vishwanath has led several post-merger integrations in the consumer space, including two of the largest global deals in the last five years. Mr. Vishwanath also has valuable experience in corporate governance. Mr. Vishwanath has published several articles on a variety of consumer product issues, and has spoken to audiences around the world on the topic of growth and brand strategy.

Paul F. Walsh
Age: 65
Director Since: 1990
Current Staples Board Committees
- Finance, Compensation
Skills and Experience
- Audit, Financial Expertise
- Consumer and Business Sales
- E-commerce/Marketing
- International Operations
- IT Management and Security
- Leadership and Management
- M&A/Integration
- Retail
- Risk Oversight
- Strategy

Public Company Boards
Prior
- eFunds Corporation (2002-2007)
- Incom, Inc. (1995-1998)
Selected Other Positions
- Director, Sterling Backcheck
- Director, Competitor Group Inc.
- Trustee, Thunderbird School of Management (2009-2013)
Education
- M.B.A., Boston University, with honors
- B.S., Engineering, Tufts University

Career Highlights
Mr. Walsh has served as an Operating Partner of, and outside resource to, Calera Capital, a private equity firm, since 2008. Mr. Walsh serves as Chairman of two Calera Capital portfolio companies, Competitor Group Inc., an active lifestyle sports events and media company, and Sterling Backcheck, a technology enabled employment and background screening services company. Mr. Walsh also acts as an outside consultant from time to time on other Calera Capital portfolio company matters. Walsh expects to join Calera Capital as a Senior Managing Director and to become a member of the general partner entity concurrent with the closing of Calera Capital’s fifth fund. Before Calera, Mr. Walsh was the Chairman and CEO of eFunds Corporation from 2002 to 2007, a leading provider of risk management, electronic funds transfer services, prepaid card processing, and global outsourcing solutions to more than 10,000 financial services companies in more than 80 countries. eFunds also provides point-of-sale fraud prevention solutions to retailers and electronic benefits processing services to government entities. Mr. Walsh led a dramatic improvement in the company’s operating performance and stock price driven by revenue growth initiatives, strategic acquisitions, rationalization of non-core assets and cost reductions. Over the 5 years of Mr. Walsh’s leadership, equity value increased from approximately $300 million to $1.85 billion. Additionally, in 2002, Mr. Walsh founded Clareon, which built one of the premiere B2B payment solutions in the U.S., utilizing technology co-developed with the U.S. Treasury. Clareon was later acquired by Fleet/Bank of America.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

www.staplesannualmeeting.com	25

❯ DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors (“Outside Directors”). Our Outside Directors are predominantly compensated through equity awards, reflecting the Compensation Committee’s philosophy that director pay should be aligned with the interests of our shareholders.

It is the Compensation Committee’s goal to maintain a level of Outside Director compensation at the median of companies both within our peer group as well as similarly-sized companies in our general industry. The Compensation Committee annually reviews an extensive analysis of marketplace practices for Outside Director pay conducted by management and reviewed by the Compensation Committee’s independent advisor. Consistent with our equity program for associates, the Outside Director compensation program also reflects a value-based approach to equity grants in which the amount of the awards made to Outside Directors is based on a fixed value rather than a fixed number of shares.

2014 COMPENSATION

Each Outside Director receives an annual equity grant equal to $175,000 in the form of restricted stock units. The annual grants vest after one year. In addition, the following Outside Directors receive additional annual equity grants: (a) the Independent Lead Director receives restricted stock units with a value of $40,000; (b) each chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives restricted stock units with a value of $32,000; and (c) the chairperson of the Finance Committee receives restricted stock units with a value of $16,000. In each case, these additional grants vest on the date of each of the four regularly scheduled quarterly Board meetings that such Independent Lead Director or chairperson holds such position and are paid in shares on the one year anniversary of the award. In addition, each Outside Director receives a quarterly cash payment of $18,750 and is reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee receives an additional quarterly cash payment of $3,750.

New Outside Directors receive a one-time initial grant of restricted stock units equal to $150,000, which vests after three years. There were no new Outside Directors in 2014.

All Outside Directors are subject to a stock ownership guideline of five times the annual Board cash retainer and have five years after joining the Board to meet such ownership guideline. In 2014, all directors met the guidelines.

During fiscal year 2014, on the second business day following the first regularly scheduled Board meeting, each of our Outside Directors received their annual restricted stock unit grants. The number of shares of restricted stock units to be granted is determined by dividing the fixed value by the closing price of our common stock on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director’s restricted stock units would fully vest and be paid out.

2015 CHANGES

In June 2014, the Compensation Committee recommended a change to the Outside Director grant schedule to align the annual vesting period with the annual service period. Beginning in 2015, the grant date for annual equity awards to Outside Director will be made on the second business day following the annual meeting of shareholders at which such directors are elected. If an Outside Director is elected to the Board after the annual grant date, the grant will be made on the second business day following the first regularly scheduled quarterly Board meeting that occurs after his or her election and such grant will be pro-rated based on the number of regularly scheduled meetings occurring on or after election. Equity awards to the Independent Lead Director and committee chairpersons will be granted on the same date as the annual grant date.

26	Notice of Annual Meeting of Stockholders

DIRECTOR COMPENSATION

The table below sets forth certain information concerning our 2014 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2014 FISCAL YEAR

Name*	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
Basil L. Anderson	75,000	175,003	0	0	250,003
Drew Gilpin Faust	75,000	175,003	0	0	250,003
Justin King (3)	75,000	175,003	0	6,634	256,637
Carol Meyrowitz	75,000	175,003	0	0	250,003
Rowland T. Moriarty	75,000	191,014	0	0	266,014
Robert C. Nakasone (4)	75,000	215,007	0	0	290,007
Elizabeth A. Smith (5)	37,500	175,003	0	0	212,503
Robert E. Sulentic	90,000	207,013	0	0	297,013
Raul Vazquez	75,000	175,003	0	0	250,003
Vijay Vishwanath	75,000	207,013	0	0	282,013
Paul F. Walsh	75,000	207,013	0	0	282,013
*

Excludes Mr. Sargent, our CEO, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table included in this proxy statement.

(1)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during our 2014 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2014 fiscal year. The aggregate fair value of these awards is based on the market price of our common stock on the date of grant. Fractional shares are rounded up to the nearest whole share. Awards made during 2014 represent:

●Annual grant of restricted stock units to each director;
●For Mr. Nakasone, our Independent Lead Director, restricted stock units with a grant date fair value of $40,000;
●For Messrs. Sulentic, Vishwanath and Walsh, chair of our Audit Committee, chair of our Nominating and Corporate Governance Committee and chair of our Compensation Committee, respectively, for fiscal year 2014, restricted stock units with a grant date fair value of $32,000 each; and
●For Mr. Moriarty, chair of our Finance Committee for fiscal year 2014, restricted stock units with a grant date fair value of $16,000.

(2)

Amounts listed in the All Other Compensation column consists of payments made to Mr. King in connection with correcting tax filing deficiencies due to Staples’ inadvertent failure to withhold U.S. and Massachusetts taxes as required due to Mr. King’s status as a foreign citizen in tax years 2007-2011. Reimbursements to Mr. King include (i) interest and penalties imposed by U.S. and Massachusetts tax authorities for late payment, and (ii) taxes owed with respect to the reimbursements. The amounts are pending final resolution with U.S. tax authorities.

(3)	On April 10, 2015, Mr. King determined not to stand for reelection to the Board at the 2015 Annual Meeting.
(4)	In January 2015, Mr. Nakasone announced his decision to retire at the end of his term at the 2015 Annual Meeting.
(5)	Upon Ms. Smith’s departure from the Board in June 2014, all of the shares relating to her annual grant of restricted stock units were forfeited.

www.staplesannualmeeting.com	27

DIRECTOR COMPENSATION

OUTSTANDING DIRECTOR AWARDS

The table below supplements the Director Compensation table above by providing (1) the number of restricted stock units awarded to our directors during our 2014 fiscal year and (2) the total number of stock options, unvested restricted stock and outstanding restricted stock units held by our directors as of January 31, 2015, the end of our 2014 fiscal year.

Name	Grant Date	Award Type	Number of Shares Awarded in FY 2014	Grant Date Fair Value ($)	Total Options, Unvested Restricted Stock and Outstanding Restricted Stock Units as of 2014 FYE (1)(2)(3)
Basil L. Anderson	3/6/2014	RSU	15,412	175,003	15,412
		OP	0	0	91,367
Drew Gilpin Faust	3/6/2014	RSU	15,412	175,003	15,412
		RS	0	0	11,610
Justin King (4)	3/6/2014	RSU	15,412	175,003	15,412
		OP	0	0	82,367
Carol Meyrowitz	3/6/2014	RSU	15,412	175,003	15,412
		OP	0	0	77,867
Rowland T. Moriarty	3/6/2014	RSU	16,822	191,014	16,822
		OP	0	0	113,867
Robert C. Nakasone (5)	3/6/2014	RSU	18,935	215,007	18,935
		OP	0	0	113,867
Elizabeth Smith (6)	3/6/2014	RSU	15,412	175,003	0
Robert E. Sulentic	3/6/2014	RSU	18,231	207,013	18,231
		OP	0	0	82,367
Raul Vazquez	3/6/2014	RSU	15,412	175,003	25,644
Vijay Vishwanath	3/6/2014	RSU	18,231	207,013	18,231
		OP	0	0	86,867
Paul F. Walsh	3/6/2014	RSU	18,231	207,013	18,231
		OP	0	0	113,867

RS = Restricted stock, RSU = Restricted stock unit, OP = Stock option

(1)	Restricted stock unit awards granted in connection with the annual director grant vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. Restricted stock and restricted stock unit awards made upon initial election as a director vests in full on the third anniversary of the grant date. Restricted stock (granted prior to 2013) will fully vest, and restricted stock units will fully vest and pay out, upon retirement or resignation should such director leave our Board after reaching the age of 72. Restricted stock awards granted from 2008 through 2010 may be sold only upon leaving our Board.
(2)	Restricted stock units awarded to our Independent Lead Director and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee vest ratably on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson held such position and are paid on the one year anniversary of the award.
(3)	Stock options awarded during 2008, 2009 and 2010 vested in full on the first anniversary of the grant date, provided that the director served on our Board. Stock option awards made prior to 2008 vested ratably on an annual basis over a four-year vesting period, provided that the director then served on our Board.
(4)	On April 10, 2015, Mr. King determined not to stand for reelection to the Board at the 2015 Annual Meeting.
(5)	In January 2015, Mr. Nakasone announced his decision to retire at the end of his term at the 2015 Annual Meeting.
(6)	Upon Ms. Smith’s departure from our Board in June 2014, all of the shares relating to her annual grant of restricted stock units were forfeited.

28	Notice of Annual Meeting of Stockholders

❯ APPROVE AN AMENDMENT TO THE
2012 EMPLOYEE STOCK PURCHASE PLAN
(ITEM 2 ON THE PROXY CARD)

INTRODUCTION

We are asking our shareholders to approve an amendment to the 2012 Employee Stock Purchase Plan (the “2012 ESPP”), which was adopted, subject to shareholder approval, by the Board on March 3, 2015. If approved, the amendment would authorize a 12,000,000 share increase in the number of shares of common stock available for issuance under the 2012 ESPP from 15,000,000 to 27,000,000 shares. The Board believes that the future success of Staples depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. The Compensation Committee recommended, and our Board adopted, the amendment to increase the shares of common stock authorized for issuance under the 2012 ESPP because there may not be enough shares currently available under the 2012 ESPP to satisfy offerings to associates beyond the current offering period. We believe the opportunity for our associates to purchase shares of our common stock through the 2012 ESPP is a recruiting and retention tool, and also increases associate engagement by encouraging associates to “act like an owner.”

DESCRIPTION OF THE AMENDED 2012 ESPP

The following is a summary of the material terms of the 2012 ESPP, as amended assuming that shareholders approve this Proposal. This summary is qualified in its entirety by reference to the full text of the 2012 ESPP, included as Appendix A to this proxy statement.

General

The purpose of the 2012 Employee Stock Purchase Plan, as amended, is to provide eligible employees of Staples and of its designated subsidiaries and affiliates with opportunities to purchase shares of our common stock through a series of offerings.

The 2012 ESPP provides eligible employees with opportunities to purchase shares of our common stock during one or more consecutive offering periods, which, unless the plan administrator provides otherwise, will coincide with a purchase period. During each offering period, participants will accrue funds in an account through payroll deductions. On the last trading day of each purchase period, the funds in the account will be applied to the purchase of our common stock, up to the maximum number of shares for which the option was granted, currently at a 15% discount from the fair market value of our common stock on the last trading day of the purchase period.

The 2012 ESPP has two components in order to give us increased flexibility in the granting of stock purchase rights to U.S. and to non-U.S. employees. Specifically, the 2012 ESPP authorizes the grant of options that are intended to qualify for favorable U.S. federal tax treatment (the “423 Component”) under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). To facilitate participation for employees located outside of the U.S. in light of non-U.S. law and other considerations, the 2012 ESPP also provides for the grant of options that are not intended to be tax-qualified under Code Section 423 (the “Non-423 Component”). The plan administrator will designate offerings made under the Non-423 Component and, except as otherwise noted below, the 423 Component and the Non-423 Component generally will be operated and administered in the same way.

Authorized Shares

The maximum aggregate number of shares of our common stock that may be issued under the amended 2012 ESPP is 27,000,000, all of which may be issued under the 423 Component or the non-423 Component, and any such shares issued upon exercise may consist of authorized and unissued shares or of treasury shares. In order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the 2012 ESPP, the plan administrator will make equitable adjustments to the number of shares approved for the 2012 ESPP (as well as to the per share purchase price and number of shares subject to outstanding options) upon changes in our corporate structure that affect our common stock, including a dividend or other distribution (in common stock or cash or other property) recapitalization, stock split, reverse stock split, reorganization, merger consolidation, split-up, spin-off or combination or repurchase or exchange of common stock or other securities of Staples.

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APPROVE AN AMENDMENT TO THE 2012 EMPLOYEE STOCK PURCHASE PLAN (ITEM 2 ON THE PROXY CARD)

Administration

The 2012 ESPP is administered by the Board, the Compensation Committee or, to the extent permitted by applicable laws, the Committee on Employee Benefit Plans as constituted pursuant to the terms of the Company’s 401(k) Plan. The Board has determined that the Compensation Committee shall have the authority to adopt, amend or terminate the 2012 ESPP. The Board also determined that amendments with an estimated annual budget impact of $5 million or less may be approved by the Executive Vice President, Human Resources.

Unless otherwise determined by the Board, the plan administrator will have the exclusive authority to construe, interpret and apply the terms of the 2012 ESPP, designate and change offering and purchase periods, designate subsidiaries and affiliates for purposes of participation in the 2012 ESPP, determine eligibility, adjudicate all disputed claims filed under the 2012 ESPP, change the frequency and number of changes that may be made to the amount withheld during an offering or purchase period, permit excess payroll withholding to adjust for delays or mistakes in the processing of subscription agreements, establish reasonable waiting and adjustment periods and accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond to their contribution amounts and establish other limitations or procedures that the plan administrator determines are advisable and consistent with the 2012 ESPP.

Further, the plan administrator may adopt rules, procedures and sub-plans relating to the operation and administration of the 2012 ESPP to facilitate participation in the 2012 ESPP by employees who are foreign nationals or employed outside the United States. To the extent any sub-plan is inconsistent with the requirements of Code Section 423, it will be considered part of the Non-423 Component. The provisions of the 2012 ESPP govern any sub-plan unless superseded by the terms of such sub-plan.

Eligibility

Generally, individuals who are employees of Staples, including directors of Staples who are also employees, as well as employees of any of our designated subsidiaries or affiliates, on the first day of the applicable offering period are eligible to participate in the 2012 ESPP, subject to the following limitations:

●	participation in the 423 Component is subject to the eligibility requirements of Code Section 423;
●	participation in the Non-423 Component may be limited by the plan administrator’s determination that an otherwise eligible employee’s participation is not advisable or practicable;
●	employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the 2012 ESPP or an offering if such employees’ participation would violate the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the 2012 ESPP or offering to violate Code Section 423; and
●	the plan administrator may impose additional eligibility requirements prior to the enrollment date of an offering to the extent permitted under Code Section 423 or other applicable law.

In addition, no employee may be granted an option under the 2012 ESPP if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of Staples or any of its subsidiaries. Further, no employee may be granted an option under the 2012 ESPP which would give the employee the right to purchase our common stock under any of the stock purchase plans of Staples and its subsidiaries at a rate that exceeds $25,000 in fair market value of such common stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time.

If a participant ceases to be eligible to participate in the 2012 ESPP during an offering period, he or she will be deemed to have withdrawn from the 2012 ESPP and the contributions credited to such participant’s account but not yet used to purchase our common stock will be returned to such participant.

Participation in the 2012 ESPP

Participation in the 2012 ESPP is voluntary. An eligible employee may participate in the 2012 ESPP by submitting to the designated human resources representative a properly completed subscription agreement, or by completing an electronic enrollment procedure, on or before the date determined by the plan administrator for the applicable offering period. A participant’s enrollment will authorize a regular payroll deduction from the compensation he or she receives during the offering period, and deductions and purchases will continue at the same rate for future offerings under the 2012 ESPP unless the participant changes his or her enrollment or withdraws from the 2012 ESPP in the manner and within the time prescribed by the plan administrator from time to time.

Staples may use all payroll deductions received during an offering period for any corporate purpose and will not segregate any such funds unless required under applicable law. No interest accrues on the contributions paid by the participant under the 2012 ESPP unless required by applicable law.

As of April 3, 2015, Staples had approximately 78,844 employees (including those employed by its designated subsidiaries and affiliates) eligible to participate in the 2012 ESPP.

30	Notice of Annual Meeting of Stockholders

APPROVE AN AMENDMENT TO THE 2012 EMPLOYEE STOCK PURCHASE PLAN (ITEM 2 ON THE PROXY CARD)

Withdrawal

A participant may at any time prior to the deadline and in accordance with the procedures as may be established by the plan administrator permanently withdraw all (but not less than all) the contributions credited to the participant’s account, resulting in the withdrawal from the offering. If a participant withdraws, he or she is not permitted to participate again during the remainder of the applicable offering. Participants who withdraw may participate in subsequent offerings in accordance with the normal enrollment procedures established by the plan administrator.

Offering Periods

The 2012 ESPP will be implemented by consecutive offering periods commencing on the first trading day on or after January 1 and July 1 of each year, and ending, respectively, on the last trading day on or before June 30 and December 31 of each year. Each offering period will consist of one six-month purchase period that will run simultaneously with the offering period. However, the plan administrator may, in its discretion, change the dates, duration and other terms of an offering period if such change is announced prior to the beginning of the first offering period affected. No offering period may be longer than 24 months. Payroll deductions will be made during the offering period and held for the purchase of our common stock at the end of the purchase period.

Payroll Deductions; Purchase Price

Staples will make payroll deductions from enrolled participants’ compensation during the offering period in an amount of up to 10% of an individual’s compensation for the offering period. Once the employee has properly enrolled, he or she will be deemed to have been granted an option on the applicable offering commencement date to purchase up to the number of shares of common stock determined by dividing the participant’s payroll deductions accumulated during the purchase period by the applicable purchase price. Under the terms of the 2012 ESPP, the purchase price is an amount equal to 85% of the fair market value (as determined in accordance with the provisions of the 2012 ESPP) per share of our common stock on the last trading day of such period. However, the plan administrator has the authority to determine a different purchase price in its sole discretion. In no event will a participant be permitted to purchase during a purchase period more than (1) the number of shares determined by dividing (A) $12,500 by (B) the fair market value (as determined in accordance with the provisions of the 2012 ESPP) of common stock on the first trading day of the applicable offering period, or (2) such other number of shares as determined by the plan administrator prior to the first day of the applicable offering period. If a purchase period is for any period other than six months, the $12,500 amount will be adjusted proportionately to reflect the length of the purchase period.

Dividends on Shares Purchased Under the 2012 ESPP

Unless the plan administrator determines otherwise, shares that participants receive under the 2012 ESPP and hold in an account with the financial institution designated by Staples must participate in the Staples dividend reinvestment program (the “DRIP”). Participants in the DRIP will receive shares of our common stock instead of cash if any cash dividend is paid on shares of our common stock.

Transferability

Neither payroll deductions credited to a participant’s account nor any rights to exercise an option or to receive shares of common stock under the 2012 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation, any offering period in progress will be shortened and will terminate, at the latest, immediately prior to the consummation of such dissolution or liquidation, unless the plan administrator provides otherwise.

Change in Control

In the event of a change in control of Staples (as defined in the 2012 ESPP), the 2012 ESPP provides for the successor corporation either to assume all outstanding options or substitute equivalent options for such outstanding options. If the successor corporation refuses to assume or substitute for any outstanding options, the plan administrator will either cancel such outstanding options prior to the effective date of the change in control and refund all contributions to the participants or shorten the offering period with respect to such options to end on a date prior to the change in control. In addition, if Staples merges into another corporation and the holders of capital stock of Staples immediately prior to the merger continue to hold at least 75% by voting power of the capital stock of the surviving corporation, then the holders of outstanding options will be entitled to receive on the next exercise date securities or property that holders of common stock were entitled to receive in connection with the merger with respect to each share of common stock.

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APPROVE AN AMENDMENT TO THE 2012 EMPLOYEE STOCK PURCHASE PLAN (ITEM 2 ON THE PROXY CARD)

Amendment or Termination

The plan administrator may at any time amend, suspend or terminate the 2012 ESPP in any respect, unless the amendment requires shareholder approval pursuant to Code Section 423, other applicable laws or stock exchange rules. If the plan administrator determines that the operation of the 2012 ESPP results in unfavorable accounting consequences, the plan administrator may amend the terms of the 2012 ESPP and any outstanding offerings without obtaining shareholder approval or the participants’ consent. Similarly, the plan administrator may amend an outstanding option or grant a replacement option for an outstanding option under the 2012 ESPP to achieve the tax consequences for Staples or the participants that were expected when the option was granted or to take advantage of or comply with changes or clarifications to applicable laws. If the 2012 ESPP is terminated, the plan administrator may (1) terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of common stock on the next exercise date, which may be sooner than originally scheduled, or (2) allow the offering periods to expire in accordance with their terms.

2012 ESPP BENEFITS

Each employee’s participation in the 2012 ESPP, as amended, is purely voluntary. Future benefits under the 2012 ESPP are not currently determinable, as they will depend on the actual purchase price of our shares of common stock in future offering periods, the fair market value of our common stock on various future dates, the amount of contributions eligible employees elect to make under the 2012 ESPP and similar factors. Our named executive officers will be subject to the same purchase limitations as all other participants.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2012 ESPP and with respect to the sale of common stock acquired under the 2012 ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2012 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the 2012 ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below. This summary assumes an option price that is equal to 85% of the closing price of our common stock on the last trading day of the purchase period. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

As described above, the 2012 ESPP has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.

Tax Consequences to Participants in the 423 Component

Rights to purchase shares granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2012 ESPP are sold or otherwise disposed of. Accordingly, a participant will not have income upon enrolling in the 2012 ESPP or upon purchasing stock at the end of a purchase period.

A participant may have both compensation income and a capital gain or loss upon the sale of common stock that was acquired under the 2012 ESPP. The amount of each type of gain or loss will depend on when the participant sells the common stock.

If the participant sells the common stock more than two years after the commencement of the offering period during which the common stock was purchased and more than one year after the date that the participant purchased the stock at a profit (if the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

●	15% of the value of the common stock on the first day of the offering period; or
●	the participant’s profit.

Any amount in excess of the amount that the participant recognized as compensation income will be long-term capital gain. If the participant sells the common stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the common stock prior to satisfying these waiting periods, then he or she will have engaged in a “disqualifying disposition.” Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales

32	Notice of Annual Meeting of Stockholders

APPROVE AN AMENDMENT TO THE 2012 EMPLOYEE STOCK PURCHASE PLAN (ITEM 2 ON THE PROXY CARD)

proceeds and the value of the common stock on the day he or she purchased the common stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Any compensation income that a participant receives upon sale of the common stock that he or she purchased under the 2012 ESPP will not be subject to withholding for income, medicare and social security taxes, as applicable. Staples is required to report as ordinary income on a participant’s annual Form W-2 any compensation income that he or she receives from selling common stock purchased under the 2012 ESPP. However, Staples may not always be in a position to ascertain the amount of a participant’s ordinary income. As a result, it is the participants’ responsibility to report this income on their individual income tax return.

Tax Consequences to Participants in the Non-423 Component

A participant will not have income when he or she enrolls in the 2012 ESPP. A participant will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.

When a participant sells the common stock he or she purchased under the 2012 ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

Any compensation income that a participant receives upon sale of the common stock that he or she purchased under the 2012 ESPP is subject to withholding for income, medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual wage statement, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.

Tax Consequences to Participants in both the 423 and Non-423 Components

The amount that a participant elects to have deducted from his or her base pay for the purchase of common stock under the 2012 ESPP constitutes compensation income and is subject to withholding for income, medicare and social security taxes, as applicable.

Distributions on our common stock will be treated as dividends to the extent paid from our current earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a participant’s investment up to his or her tax basis in the common stock. Any excess will be treated as capital gain which will be long-term capital gain if the participant held the common stock for more than one year and otherwise will be treated as short-term.

If a participant is required to participate in the Staples DRIP, he or she will receive dividends in the form of our common stock rather than in cash, however, the participant will be taxed in the same manner as if he or she had received cash.

Tax Consequences to Staples

There will be no tax consequences to Staples except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition for purchases made under the 423 Component and upon purchases made under the Non-423 Component. Any such deduction will be subject to the limitations of Code Section 162(m).

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2012 EMPLOYEE STOCK PURCHASE PLAN.

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❯ EXECUTIVE COMPENSATION AND
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the principles that guide our compensation program, its design, the process used to evaluate performance in the context of executive pay decisions, and performance goals and results for each named executive officer.

Our Named Executive Officers (“NEOs”) for fiscal year 2014 were:

NEO	Title in 2014	Years in Position At End of 2014		Years at Staples At End of 2014
Ronald L. Sargent	Chairman & CEO	13	[1]	26
Christine T. Komola	Executive Vice President and CFO	3	[2]	18
Joseph G. Doody	Vice Chairman	1	[3]	16
Demos Parneros	President North American Stores & Online (“NAS&O”)	13	[4]	27
John Wilson	President Staples Europe	2		2 [5]
1	Chief Executive Officer since 2002 and Chairman since 2005
2	Chief Financial Officer since 2012 and Executive Vice President since 2013
3	Vice Chairman since 2014, President North American Commercial from 2013-2014 and President North American Delivery since 2002
4	President NAS&O since 2013 and President U.S. Stores since 2002
5	President Staples Europe since 2012 and Chief Financial Officer and EVP Finance Strategy from 1992-1996.

CD&A HIGHLIGHTS

PERFORMANCE OVERVIEW	35

SHAREHOLDER OUTREACH & RESPONSE TO 2014
SAY-ON-PAY VOTE	36

PLAN DESIGN & COMPONENTS OF
EXECUTIVE COMPENSATION	37

I	EXECUTIVE SUMMARY

Guiding Principle of Our Compensation Program

The Staples Compensation Committee (the “Committee”) believes that executive compensation should be tightly linked to performance and the creation of long-term value for our shareholders.

Based on this principle, as well as consultation with shareholders, 100% of our near-term and long-term incentive programs now are tied to objective, quantifiable, and rigorous performance metrics. With the transition of our senior executive incentive compensation program to 100% performance shares now complete, we believe our program going forward is simple and consistent with best practices in compensation design.

34	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Business Overview

Staples provides products and services that serve the needs of business customers of all sizes and consumers through a highly complex, multi-channel business in 25 countries.

We operate three business segments. The North American Stores & Online segment offers easy-to-shop stores and websites. Our North American Commercial segment consists of the U.S. and Canadian businesses that sell and deliver products and services directly to businesses, including Staples Advantage and Quill.com. Finally, our International Operations segment consists of businesses in 23 countries in Europe, Australia, South America and Asia.

North American Stores & Online	North American Commercial	International Operations
46% of 2014 Sales	37% of 2014 Sales	17% of 2014 Sales
● 1,679 stores in North America ● One of the largest e-Commerce players in North America	● Business-to-business distribution channel: Staples Advantage and Quill.com	● Contract, retail, and catalog operations in 23 countries outside the US and Canada ● 74% Europe, 19% Australia, 7% High Growth Markets

Performance Overview

FY14 Performance Highlights

The needs of our customers are rapidly changing. Over the past several years, demand for office supplies, computers, business machines and technology accessories has been under pressure. The company is engaged in a strategic reinvention program focused on building scale and credibility in categories beyond office supplies, accelerating growth in Contract and staples.com, enhancing our copy and print offering, optimizing our retail store network, building a stronger connection between our online and retail businesses, stabilizing Europe, and aggressively reducing expenses to fund investments in key growth initiatives.

These reinvention priorities are designed to position the company to generate long-term sales and earnings growth. The Committee sets rigorous financial metrics tied directly to the success of our reinvention program and the creation of long-term shareholder value in a highly competitive industry.

During 2014 the company made progress against many of our key reinvention goals:

●	Achieved more than $200 million of growth in categories beyond office supplies in North America
●	Added more than 100 category specialists which supported double-digit sales growth in our $3.4 billion beyond office supply business in North American Contract
●	Invested heavily in e-commerce capabilities, talent, and business customer acquisition in staples.com, which drove 8% local currency sales growth
●	Over the past two years expanded our assortment on staples.com from 100,000 products to well over 1,000,000 products
●	In copy and print, achieved high single-digit same store sales growth and double-digit sales growth online in copy and print
●	Acquired PNI Digital Media, a copy and print software company that dramatically enhances our offering of personalized products
●	Closed 169 stores in North America and downsized and relocated 23 stores to our highly productive 12,000 square foot format
●	Increased the coordination between our retail stores and staples.com with the launch of Buy Online, Pickup in Store, and enhancements to our in-store staples.com kiosks
●	Stabilized Europe sales and earnings and took aggressive actions to reduce costs, streamline the organization, and improve the customer experience
●	Eliminated more than $250 million of global expenses
●	Returned approximately $500 million to shareholders through cash dividends and share repurchases
●	In 2015, announced our plans to acquire Office Depot, which we believe will create significant value for our shareholders and customers and better position us to accelerate our reinvention and more effectively compete against a wide set of competitors in office supplies and a range of categories beyond office supplies

Total shareholder return (TSR) improved in fiscal 2014, largely driven by our success with the reinvention strategy and influenced by market speculation about industry consolidation.

Total Shareholder Return	Staples	S&P Retail Index
1-year	+35%	+20%
3-year	+18%	+98%

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Outreach & Response to 2014 Say-on-Pay Vote

Staples has undertaken a comprehensive shareholder outreach program for a number of years. Our Board values the opportunity to engage directly with our shareholders to hear their thoughts, since it allows the Board to better represent their interests.

In 2014, our Say-on-Pay proposal received support from 46% of our shareholders. We considered these results seriously, particularly after the strong level of support a year earlier. Following the 2014 annual meeting, the Committee asked management to intensify our outreach program to make sure we fully understood shareholder concerns that led to the results in order to address them promptly and effectively.

We completed two rounds of engagement with institutional investors since the 2014 annual meeting, with constructive dialogue with stockholders representing more than 40% of shares. A summary of their perspectives is listed below.

Shareholder Feedback, Board Response and 2015 Changes

●	General Compensation Structure: In 2013, we completely overhauled our compensation structure and adopted a program that is 100% performance based for both long-term and short-term incentive plans. This change reflected our belief that executive compensation should drive long-term value creation for shareholders. Staples is among only 11% of S&P 500 companies that grant 100% of long-term equity awards in the form of performance shares, according to Equilar. While this emphasis on performance shares was well received by our leading investors, some shareholders expressed concerns about the size of the pay opportunity for our CEO. However, as discussed in more detail in this CD&A, Mr. Sargent’s total target compensation is below the median of our peer group. Additionally, approximately 89% of Mr. Sargent’s total target compensation is performance-based.

●

Reinvention Award:A number of shareholders expressed concern with the reinvention award - a special one-time cash award we provided in 2013 to approximately 5,000 of our 83,000 employees, including our executives – after no bonuses were paid from the annual incentive plan for the second year in a row.

Though we slightly missed our EPS threshold in 2013, we were increasingly concerned with retention, and therefore, granted all of our bonus-eligible employees a one-time cash award of 16% of their target bonus to recognize their hard work and level of effort, as well as the progress made towards our sales goal, which was above the threshold performance in a difficult sales environment. Many associates had also assumed additional responsibilities in connection with the reinvention.

After our engagement with shareholders we understand that a number of them do not believe NEOs should have received the cash award. While the Committee was concerned with retention at all levels, including for NEOs, Committee members heard the message on discretionary awards to NEOs clearly. We did not provide such an award to any NEOs this year and have no plan to do so in the future.

●

Concern with ‘Overlapping’ Cash Awards: Some shareholders expressed concerns with the fact that two of our legacy long-term cash awards – the 2012-2014 grant, (which was granted prior to the 2013 overhaul of our compensation program) and the 2013-2014 grant – overlapped with the new equity awards granted under our new program design, the 2013-2015 performance share awards.

We understand that shareholders prefer a simplified, transparent structure that avoids multiple opportunities to compensate executives for the same results. The legacy cash award programs ended in 2014. Going forward, we intend to rely solely on three-year, 100% performance based awards for our long-term equity program.

●	Length of Performance Periods: Several shareholders also expressed concerns with the Board’s decision to set performance goals annually within our three-year performance awards, rather than set a single target three years in advance.

The needs of our customers are rapidly changing and the short-term impacts of these secular changes on our business are difficult to predict. Accordingly, there is a lot of variability in goals set 3-years out – they could end up unrealistically high, in which case they would lose their ability to incentivize and retain executives, or unrealistically low, which would provide payouts for performance the Board we would not find sufficiently rigorous. We made the decision that at this point, during our reinvention, to respond to rapid market evolution, three-year goals would be counter-productive from the standpoint of the company and shareholder value.

That said, we understand that some shareholders have expressed a preference for longer-term metrics. Our performance shares include a 3-year performance modifier of +/-25% based on relative TSR over the period, and we may consider additional metrics with longer horizons in the future when we have greater visibility into the company’s expected performance.

●	Change in Performance Metrics: Some shareholders felt that too much emphasis was placed on sales metrics within the incentive plans and suggested more focus on profit drivers.
In response to that feedback, we have replaced the Total Sales metric in the 2015 Annual Cash Incentive Plan with Gross Margin Dollars to place greater emphasis on driving profitability.

Additional Program Changes in Response to Shareholder Feedback

●	CEO Salary: Our CEO elected not to accept a 2.5% base salary increase that had been granted in early 2014.
●

Elimination of Tax-Gross Up: In January 2015, our CEO agreed to amend his existing severance agreement to remove a legacy tax-gross-up provision that could have potentially triggered in the event of a change in control.

36	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Plan Design & Components of Executive Compensation

Following the overhaul of our compensation program that began in 2013 and continued in 2014, our program today is substantially simplified and highly performance-based.

The principal elements of our executive compensation program now comprise just three basic elements: (1) base salary, (2) annual performance-based cash incentive, and (3) long-term stock incentives composed of 100% performance shares.

CEO	Other NEOs

CEO Target Opportunity Mix

NEO Average (excluding CEO) Target Opportunity Mix

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Component	Fixed or Variable	2014 Benchmark/Metrics
Base Salary	Fixed	Median of peers
Annual Cash Award	100% Performance-based	● 50% Earnings Per Share ● 25% Total Sales (Gross Margin Dollars in 2015)* ● 25% Beyond Office Supplies Sales Growth
Performance Share Award	100% Performance Based	● 50% Return on Net Asset (RONA) % ● 50% Sales Growth % ● +/- 25% based on 3-year Relative Total Shareholder Return (TSR)
Benefits	Fixed	Broad-based plans and limited executive perquisites

*	Gross Margin Dollars is calculated as sales, net of direct product costs (including the impact of vendor rebates or other promotional monies), reserves for returns and allowances, and charges/credits for obsolescence, shrink, and other margin additives.

Both our annual cash award and our performance share awards are 100% tied to objective and rigorous financial goals. Our adherence to 100% performance awards for both our annual and long-term programs causes a substantial percentage of executive compensation to be variable and at-risk, which enhances the plan design and aligns executive compensation with long-term shareholder value.

At Risk Compensation

Impact of Legacy Programs on the Summary Compensation Table

In 2013 we overhauled our compensation program in direct response to shareholder feedback. The compensation changes have led to a substantially simplified executive compensation structure that is highly performance based.

When these changes were implemented in March 2013, the Committee also granted a one-time 2013-2014 performance-based long-term cash award to certain officers of the company, including the NEOs (other than Mr. Wilson). This award was made in recognition of the fact that the three-year cumulative RONA goal under the outstanding 2012-2014 long term cash award no longer represented the company’s priorities due to the strategic reinvention plan. The 2013-2014 long-term cash award incorporated Sales Growth % and RONA% goals that were more reflective of the current strategy.

Award	Description
2012 - 2014 Long-Term Cash Award	Included a cumulative 3-year RONA target that spans the entire 3-year period. There was no payout earned for this award.
2013 - 2014 Long-Term Cash Award	A grant provided in March 2013 reflecting reinvention strategies, which split the incentive program between RONA% and Sales Growth % targets.

These awards ended in 2014, and we do not intend to grant new long-term cash awards this year, since they have been replaced by 3-year performance shares.

Though these are legacy awards, our Summary Compensation Table will be impacted by this transition. When we switched from the cash and time-vesting equity mix to 100% performance vesting equity in 2013, we were required to recognize the fair value of the 3-year performance share award, at target, up front at the grant date. Long-term cash awards, however, are only disclosed in the year they are earned and only to the extent earned. Likewise, the Summary Compensation Table includes value for cash earned for 2014 under the legacy 2013-2014 Long-Term Cash Award.

38	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

2014 Compensation Results

Sales and earnings results for 2014 were slightly above 97% of target goal with both RONA and sales beyond office supplies exceeding target. Specific results and the corresponding amount of compensation rewarded for each is provided below. This table provides information only where there was a 2014 payout opportunity. No three-year performance shares under our long-term program, implemented for 2013, were yet eligible for payout. For more information about achievement under outstanding performance share awards, see the “Setting Performance Goals” section of this CD&A.

	Annual Cash Award			Legacy Long-term Cash Awards
			Beyond Office Supplies Sales Growth*	2012-2014 (Cumulative RONA)	2013-2014 (RONA % and Sales Growth %)
	EPS*	Total Sales*			Sales Growth%*	RONA%*
Actual Results	$0.981	$22.67 billion	$210 million	Below Threshold	(0.6)%	8.95%
Target Goal	$1.01	$23.338 billion	$200 million	—	2.29%	8.90%
Weighting	50%	25%	25%	—	50%	50%
Achievement %	87.34%	70.97%	103.28%	0	70.97%	103.55%
	Amount Awarded Actual @ 87.23% of Target Award	Amount Awarded 2014 results @ 87.26% of Target Award
Ronald L. Sargent	$1,634,526	0	$956,951
Christine T. Komola	$425,045	0	$70,302
Joseph G. Doody	$502,803	0	$252,385
Demos Parneros	$514,069	0	$252,385
John Wilson	$495,292	0	n/a
*	Additional information about the calculation of goals is set forth in the applicable “2014 Compensation Program” section below.

Threshold and maximum payout levels for each target are described on pages 43-45 of this proxy statement.

Realized Pay and Alignment with Performance

As the following chart indicates, Mr. Sargent’s realized compensation over the last three years is aligned with performance and reflects the fact that our reinvention strategy continues to gain traction

CEO Compensation: As Reported vs. Realized

For 2012, 88% of Realized Compensation was attributable to exercise of expiring 2002 stock options and vesting of restricted stock granted in prior years

Realized Compensation has been flat since implementation of performance shares in 2013 and equals 60% of reported pay over the two year period

No Annual Cash Incentive was earned in 2012 or 2013

Total Shareholder Return
	1 year	3 year	5 year
Staples	+35%	+18%	-16%
S&P 500	+14%	+62%	+106%
S&P Retail	+20%	+98%	+197%

1	As Reported Pay includes Base Salary, Actual Annual and Long-Term Cash Incentives earned and the grant date fair value of Long-Term Equity Awards as reported in the Summary Compensation Table for the applicable year.
2	Realized Compensation includes Base Salary and Actual Annual and Long-Term Cash incentives earned as reported in the Summary Compensation Table, plus the value of Stock Options exercised or Stock Awards vested for the applicable year.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Sound Compensation Governance and Practices
Long-Term Alignment	✓	Stock ownership guidelines (5x for CEO, 3x to 4x for other NEOs)
	✓	No employment agreements for NEOs
	✓	Double trigger change in control provisions in severance agreements
	✓	3-year performance periods tied to TSR
Transparency	✓	Rigorous, objective financial metrics on annual and long-term awards
	✓	No excise tax gross-ups in executive severance agreements
	✓	Minimal, reasonable perquisites
Compensation Risk Oversight	✓	Robust clawback policy
	✓	Policy prohibiting hedging
	✓	Predetermined stock grant dates
	✓	Independent compensation consultant hired by the Committee performs no other services for the Company

40	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

II	2014 COMPENSATION PROGRAM

Overview

The Committee’s compensation decisions in 2014 were intended to drive the highest level of executive team engagement to lead the organization through its strategic reinvention, and to attract and retain world class executive talent. In the course of its review, the Committee considered the complexity of the business, historical regression analysis of relevant performance metrics, input on current market practices from the Committee’s independent compensation consultant and management, the highly competitive environment for talent and prior years’ Say-on-Pay votes.

The Committee’s objective was to create a stronger link between pay and performance and to simplify our executive compensation program. To continue to motivate our executives to execute on the key priorities of the strategic plan, the Committee reaffirmed its commitment to pay for performance and the compensation philosophy established in 2013.

Objective	2014 Action
Support our growth strategy	●	Annual cash incentive plan performance metrics:
○ 50% Earnings Per Share (EPS)
○ 50% Sales
■ 25% Total Sales
■ 25% Beyond Office Supplies Sales Growth
	●	For purposes of calculating beyond office supplies, “office supplies” is defined as paper, ink, toner and core office products (writing, folders, paperclips, etc.)
Emphasize long term	●	Long-term awards are 100% in the form of performance shares
stockholder value creation	●	Performance share metrics:
○ 50% Return on Net Asset percentage (RONA%)
○ 50% Sales Growth %
	●	Three year performance period, with goals set annually for each year
	●	Award earned may be increased or decreased by 25% based on the company’s cumulative total shareholder return (TSR) over three year performance period relative to the S&P 500

●	Staples’ compensation philosophy is to target market median for base salary, annual cash incentive and long-term incentive opportunities.
●	Both annual and long-term incentives for our NEOs are 100% performance based, with base salary as the only guaranteed element of total pay.
●	For our CEO, 89% of total target pay is performance based.

Setting Performance Goals

We set our goals for our incentive programs within the first 90 days of the fiscal year. Target performance goals generally are based on our fiscal year operating plan and outlook for the upcoming year. Our 2014 goals for Earnings per Share,

Total Sales and Beyond Office Supplies Sales Growth, which would have resulted in 100% payout if achieved, were $1.01 per share, $23.3 billion, and $200 million, respectively.

The table below highlights our history of setting challenging performance goals.

Payout/Achievement
Performance Award	2011	2012	2013	2014
Annual Cash Incentive Awards	Average 78% achievement of target 2009-2011	No achievement	No achievement	87% achievement of target
2011-2013 Long-Term Cash Awards (1 year goals over 3 year performance period)	41.38% achievement	No achievement	14.34% achievement Payout of 18.57% of target in March 2014	–
2012-2014 Long-Term Cash Awards (3 year goal)	–	–	–	No payout
2013-2014 Long-Term Cash Awards	–	–	49.74% achievement	87.26% achievement Payout of 68.5% of target in March 2015
2013-2015 Performance Share Awards (1 year goals over 3 year performance period)	–	–	49.74% achievement	87.26% achievement
2014-2016 Performance Share Awards (1 year goals over 3 year performance period)	–	–	–	87.26% achievement

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Pay Elements

The table below summarizes the core elements of our 2014 compensation program for our NEOs.

	Base Salary	+	Annual Cash Incentive Awards	+	Performance Shares
Principal Contributions to Compensation Objectives	Attracts, retains and rewards talented executives with annual salary that reflects the executive’s performance, skill set and value in the marketplace		●Focuses executives on annual financial and operating results ●Links compensation to strategic plan ●Enables total cash compensation to remain competitive within the marketplace for executive talent
●Rewards achievement of long term business objectives and stockholder value creation
●Propels engagement in long term strategic vision, with upside for superior performance
●Retains successful and tenured management team

Performance Metrics			EPS, Total Sales and Beyond Office Supplies Sales Growth		RONA%, Sales Growth %

CEO/NEO Target Pay Mix

We believe that a significant portion of the compensation opportunities of our CEO and other NEOs should be performance based and drive long-term value creation for our shareholders.

The charts below show that between 80-90% of total compensation for our NEOs is performance based, and a substantial majority (63-72%) is long-term.

CEO Target Opportunity Mix	CFO Target Opportunity Mix

Presidents of NAC/NAS&O and Europe Target Opportunity Mix

42	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Base salaries are reviewed and established annually, upon promotion, or following a change in job responsibilities, based on market data, internal pay equity and each executive’s level of responsibility, experience, expertise and performance.

In March 2014, the Committee approved:

●

A 2% and 5% increase for the Vice Chairman (Mr. Doody) and President NAS&O (Mr. Parneros), respectively. Prior to these increases, the base salaries of Mr. Doody and Mr. Parneros were at the 25th percentile of our peer group. The salary for the President Europe (Mr. Wilson) did not increase since no merit increases were awarded in Europe other than those legally required in each country.

●

A 15% promotion increase for the Chief Financial Officer (Ms. Komola) and a change in grade level recognizing her second full year in the role and overall pay position relative to the market. Ms. Komola’s salary remains below the median of the peer group.

The Committee recommended and the Board approved a 2.5% salary increase for the Chief Executive Officer. Mr. Sargent subsequently declined this salary increase and his 2014 salary remained the same as the prior year.

Annual Cash Incentive Plan Awards

The NEOs are eligible to earn cash awards under the Amended and Restated Executive Officer Incentive Plan (EOIP) based on Company performance.

Funding

Staples funds an annual incentive plan pool based on performance against pre-established financial targets and certain qualitative criteria described below. Funding is expressed as a percentage of target. The better our performance in relation to targets, the higher the percentage of incentive pool funding; the weaker our performance, the lower the percentage of incentive pool funding. When performance for the year equates to target, the incentive pool is funded at 100% of target.

Financial Performance Metrics

The Committee selected three performance metrics for the 2014 annual cash incentive awards: EPS (50%), Total Sales (25%) and Beyond Office Supplies Sales Growth (25%). The Committee set threshold requirements for payment of awards, and a maximum payout of 200% of target payout. The Committee, working with its independent compensation consultant, employed statistical modeling and judgment to assess the degree of difficulty of hitting various levels of performance to ensure the goals were robust yet attainable in the context of our business environment and progress to date on the reinvention strategy.

1)	Earnings per Share (EPS) - Earnings per share is calculated based on figures reported in our financial statements, adjusted to remove certain non-recurring or non-cash charges. EPS is a funding mechanism for our annual cash incentive program and minimum performance must be attained for any payment to be earned. EPS generally is deemed to be a measure of financial success and its maximization is a prime ingredient in communicating operational health. The target goal was $1.01 per share, in line with the Company’s 2014 financial budget.

2)	Total Company Sales - Total Sales is calculated based on figures reported in our financial statements, adjusted for the impact of foreign exchange rates and unplanned store closures. Inclusion of a sales measure motivates and directs associates to drive a central measure of organization growth. The target goal was $23,338 million, in line with the Company’s financial budget.

3)	Beyond Office Supplies Sales Growth (BO$$) - Beyond Office Supplies Sales Growth is calculated as sales in categories other than traditional office supplies as compared to fiscal 2013 Beyond Office Supplies Sales Growth and encourages our strategy of expanding our product assortment, accelerating growth online and generally growing sales beyond our core categories. The target goal was $200 million which was an increase of 250% over 2013 results.

2014 Annual Cash Incentive Plan - Goals & Metrics

	EPS	Sales (millions)	BO$$ (millions)
Threshold	$0.86	$21,611	$61
Target	$1.01	$23,338	$200
Maximum	$1.21	$24,715	$500
Actual Result	$0.981	$22,670	$210

Each performance objective was assigned an associated threshold achievement level below which no portion of the bonus attributable to that measurement was to be paid. Additionally, target and maximum levels are set with increased payouts for better than expected performance. No portion of any bonus is payable in the event the company fails to achieve the threshold EPS.

Annual Cash Incentive Awards – NEOs

Target awards for the annual cash incentive are granted as a percentage of base salary. For 2014, the target awards for Mr. Sargent, and Messrs. Doody, Parneros and Wilson were 150%, and 85% of base salary, respectively. In March 2014, Ms. Komola’s target percentage was increased from 60% to 85% in connection with her grade level change, individual performance and to bring her total target cash more in line with market practice for the CFO role.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Long Term Incentive Plan Awards

Performance Share Awards

Long-term incentive awards for our NEOs are delivered solely in performance shares, which for 2014 were authorized under our Amended and Restated 2004 Stock Incentive Plan. These long-term awards are subject to a three year performance period, with goals set annually for each year of the performance period. The Committee believes that setting annual goals are more appropriate milestones in measuring progress against our reinvention strategy in light of the high level of uncertainty in our industry during this dynamic period, but that overall performance should be measured over a three-year period. In addition, any award that is earned based on performance will be increased or decreased by 25% based on the company’s three-year TSR relative to the returns generated by the S&P 500 companies. As of January 31, 2015, two years into the 2013-2015 grant, our total shareholder return over the first two years of the performance period is at the 56th percentile of the S&P 500.

The Committee selected RONA% (50%) and Sales Growth % (50%) as the 2014 performance metrics because these metrics are linked to the execution of our reinvention strategy and are indicators of stockholder value enhancement. The Committee, working with its independent compensation consultant, employed statistical modeling and set threshold performance levels required for payout, and maximum targets that if fully achieved would result in payouts at 200% of target. The method of calculation and the fiscal 2014 target goals were as follows:

2014 Performance Share Plan - Goals & Metrics

	RONA %	Sales Growth %
Threshold	7.92%	-5.20%
Target	8.90%	2.29%
Maximum	10.22%	8.25%
Actual Result	8.95%	-0.61%

●

RONA% - Return on net assets is calculated as net operating profit after taxes (operating profit, add rent expense) as a percentage of net assets (total assets, add interest bearing debt, add net capitalized rent, add implied goodwill). The target goal of 8.9% was set in line with the Company’s financial budget.

●	Sales Growth % - Sales Growth is based on the sales figures reported in our financial statements of 2014 as compared to 2013, which included a 53rd week. The target goal was 2.29%.

The tables below set forth, for each NEO, the level of goal achievement for fiscal 2014, along with the target award for the three-year performance periods 2013-2015 and 2014-2016.

	3 Year Performance Period Achievement (2013 - 2015)
Named Executive Officer	2013 (RONA% and Sales Growth%)	2014 (RONA% and Sales Growth%)	2015 (RONA% and Sales Growth%)	Target Award ($)	Target Award (Shares)
Ronald L. Sargent	49.7%	87.3%	*	$8,225,000	624,526
Christine T. Komola	49.7%	87.3%	*	$1,549,800	117,677
Joseph G. Doody	49.7%	87.3%	*	$2,169,100	164,701
Demos Parneros	49.7%	87.3%	*	$2,169,100	164,701
John Wilson	49.7%	87.3%	*	$1,518,475	115,299
*	Achievement against 2015 goals will be determined by the Committee in March 2016

As of January 31 2015, two years into the 2013-2015 grant, our total shareholder return over the first two years of the performance period is at the 56th percentile of the S&P 500.

	3 Year Performance Period Achievement (2014 - 2016)
Named Executive Officer	2014 (RONA% and Sales Growth%)	2015 (RONA% and Sales Growth%)	2016 (RONA% and Sales Growth%)	Target Award ($)	Target Award (Shares)
Ronald L. Sargent	87.3%	*	*	$8,225,000	613,806
Christine T. Komola	87.3%	*	*	$2,169,100	161,874
Joseph G. Doody	87.3%	*	*	$2,169,100	161,874
Demos Parneros	87.3%	*	*	$2,169,100	161,874
John Wilson	87.3%	*	*	$2,169,100	161,874
*	Achievement against 2015 and 2016 goals will be determined by the Committee in March 2016 and March 2017, respectively.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Legacy Long-Term Cash Award – In March 2013, the Committee granted a one-time 2013-2014 performance-based long-term cash award to certain officers of the company, including the NEOs (other than Mr. Wilson). The one time award was in recognition of the belief that the three-year cumulative RONA goal under the outstanding 2012-2014 long term cash award was highly unlikely to be achieved as it no longer represented the company’s priorities due to the strategic reinvention plan. The 2013-2014 long term cash award was contingent on achieving Sales Growth % and RONA% goals that were more reflective of the current strategy. One half of the target award was the target amount for each of the two fiscal years within the performance cycle and goals were established annually. In March 2015, at the end of the two-year period, the Committee certified the results based on performance in each of the two fiscal years, and cash awards were paid in accordance with goal achievement. The approved performance metrics, weightings and goals for the 2013-2014 award were the same as the goals (RONA% and Sales Growth %) approved for the 2013-2015 performance shares. The chart below shows the goals results for both 2013 and 2014 and the resulting payments that equated to a 68.5% payout under the plan. Going forward into 2015, the only long-term incentive vehicle for executive officers are the performance shares.

	2 Year Performance Period Achievement (2013 - 2014)
Named Executive Officer	2013 (RONA% and Sales Growth%)	2014 (RONA% and Sales Growth%)	Target Award	Actual Payout
Ronald L. Sargent	49.7%	87.3%	$2,193,333	$1,502,433
Christine T. Komola	49.7%	87.3%	$161,133	$110,376
Joseph G. Doody	49.7%	87.3%	$578,467	$396,250
Demos Parneros	49.7%	87.3%	$578,467	$396,250

Executive Benefits & Perquisites

Retirement & Other Benefits

We do not have a pension plan in which our NEOs participate. However, our NEOs are eligible to participate in defined contribution retirement income plans. These plans include a standard 401(k) qualified plan and a Supplemental Executive Retirement Plan (“SERP”). Both plans are fully funded by the NEOs and supported by Staples through limited matching contributions. Our NEOs are eligible to participate in our 401(k) qualified plan on the same basis as our other salaried associates; however, their contributions are limited to 2% of eligible compensation. Due to the limitations on our officers’ ability to contribute to our 401(k) plan, we maintain the SERP, which is a non-qualified deferred compensation plan intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Under the SERP, officers of Staples may defer a total of up to 100% of their base salary, bonus, and long term cash incentive awards and receive matching contributions up to a maximum of 4% of base salary and bonus.

Additionally, the NEOs are eligible to participate in standard health and welfare programs on the same basis as our other salaried associates. These programs include medical, dental, vision, disability, and supplemental life insurance. We also have an Executive Benefits Program consisting of life insurance, long term care insurance, supplemental long term disability, a survivor benefit plan, and an executive physical and registry program. This program was implemented to enhance our retirement and benefit offerings for senior management consistent with competitive practices and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the NEOs, are eligible to participate in this program. For each plan or policy described above that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each NEO. For more information about retirement and other benefits, see the “All Other Compensation” table following the “Summary Compensation Table” in this proxy statement.

Expatriate Benefits

For more information about expatriate benefits, see the “All Other Compensation” table following the “Summary Compensation Table” in this proxy statement. Mr. Wilson received certain ex-pat benefits in connection with his assignment to the Netherlands in his role as President Staples Europe.

Executive Perquisites

Our executive compensation program is relatively free of perquisites. The Committee has adopted a policy prohibiting gross up payments to cover taxes triggered by a change in control in any future compensation, severance, or employment-related agreement.

Aircraft Policy. Under our aircraft policy, our CEO is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our CEO. Subject to prior approval by our CEO and similar compensation treatment, other NEOs may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2014 fiscal year.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Tax Services Reimbursement Program. We reimburse each NEO, other than our CEO, up to $5,000 each year for tax, estate, or financial planning services or advice from a pre-approved list of service providers that must not include our independent registered public accounting firm. Our CEO is reimbursed up to $50,000 each year for these services. The reimbursements are not grossed up for taxes.

Policy against reimbursement of excise tax on change in control payments. We maintain a policy that prohibits Staples from entering into any compensation, severance, or employment-related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Sections 280G and 4999 of the U.S. Internal Revenue Code.

In January 2015, Mr. Sargent voluntarily gave up the Company’s long standing contractual obligation to reimburse him for any excise tax due under Sections 280G and 4999 of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples, which had been entered into in 2006. Mr. Sargent was the only executive with this benefit.

III	PLAN DESIGN & COMPENSATION PROCESS

Pay Philosophy

It is the company’s philosophy that:

●	Pay should be performance-based, so that excellent results yield relatively high pay and poor results yield relatively low pay.
●	Salaries and incentives should be referenced to median peer group practices, but when making decisions about compensation levels, the Committee relies upon its judgment and not on rigid guidelines or formulas.

The Committee’s Process

The Committee has established a number of processes to help ensure that our executive compensation program meets its objectives and is consistent with the pay philosophy described above.

Independent Compensation Consultant

Our Committee charter authorizes the Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities and prohibits the Committee’s compensation consultants from serving as Staples’ regular advisors and consultants. In our 2014 fiscal year, the Committee continued to use Exequity LLP as an independent advisor to advise on and assist the Committee with executive compensation matters. Under the terms of its written agreement, Exequity is responsible for, among other matters:

●	Reviewing total compensation strategy and pay levels for executives.
●	Performing competitive analyses of outside board member and CEO compensation.
●	Examining all aspects of executive compensation programs to assess whether they support the business strategy.
●	Preparing for and attending selected Committee and Board meetings.
●	Supporting the Committee in staying current on the latest legal, regulatory and other industry considerations affecting executive compensation and benefit programs.
●	Providing general advice to the Committee with respect to all compensation decisions pertaining to the CEO and all compensation recommendations submitted by management.

During our 2014 fiscal year, the independent consultant advised, and frequently made recommendations to, the Committee on compensation matters for all officers and directors; advised on, performed competitive analyses and made recommendations on all matters pertaining to compensation of our CEO; and met with the Committee in executive session without the presence of management.

Consistent with the terms of the written agreement and the Committee charter, Exequity has, with the knowledge and consent of the Committee, provided input to management on matters to be presented by management to the Committee. Exequity has not performed services for Staples that were unrelated to Committee matters. During 2014, with the Committee’s approval, Exequity assisted management by performing Section 280G calculations and providing compensation data related to executive and non-executive positions. Most of the data reviewed by the Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended each of the four Committee meetings during our 2014 fiscal year. Exequity was paid $79,047 for all services rendered during 2014. In March 2014, the Committee performed a conflict of interest assessment with respect to Exequity and no conflict of interest was identified.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking

In March 2014, the Committee set compensation for the NEOs based on its December 2013 review of 2010-2012 compensation, its assessment of our 2013 performance, stockholder feedback and results of 2013 Say-on-Pay advisory vote, and general consideration of the totality of the data, advice, and information provided by management and Exequity.

In December 2014, the Committee evaluated the competitiveness of our NEOs’ compensation relative to marketplace norms and practices by analyzing current proxy statement data from our peer group. During the course of this analysis, the Committee focused on whether Staples’ pay practices were aligned with performance. In addition, the Committee considered input from the Company’s shareholder outreach process during the preceding fall. This analysis was intended to inform the Committee as to whether any changes to the executive compensation program were needed.

The Committee evaluated the competitiveness of base salary, total cash compensation (base salary plus annual cash bonus) and total direct compensation levels being extended to our CFO, President NAS&O, President NAC, and President Europe. The Committee’s review extended to pay in 2013 and also over the three year period 2011-2013. The Committee then analyzed its findings with respect to pay competitiveness in relation to the Company’s performance measured by one year and three year TSR, EPS, revenue growth, and ROIC relative to peer company results.

The principal consultant from Exequity met with the Committee in executive session, without the presence of management, to review CEO compensation. The Committee examined an assessment of our CEO’s total target compensation relative to peer group standards, pay mix relative to peers, pay relationships between CEOs and other NEOs and actual compensation realized relative to shareholder return, each over one and three years.

Peer Group

The Committee reviews our peer group extensively every three years. The most recent comprehensive review of our peer group was performed in September 2012. The peer group analysis was conducted by the Committee’s independent consultant. The current peer group was analyzed using a proprietary model to compare the “fit” of each of the peer group companies to Staples’ profile based on industry, company size, market valuation, and performance. The composition of our peer group goes beyond just retailers and business to business competitors. The Committee compared the fit of the peer group companies to the fit of fifteen other potential peer organizations that closely matched Staple’s profile. Based on a quantitative and qualitative assessment, the Committee determined not to make any changes to the existing peer group. The companies in our peer group are set forth below.

Amazon.com, Inc* Best Buy Co., Inc. Costco Wholesale Corporation FedEx Corporation Gap Inc. Home Depot, Inc. J.C. Penney Company, Inc.*	Kohl’s Corporation Limited Brands, Inc. Lowe’s Companies, Inc. Macy’s, Inc. Office Depot, Inc. Safeway Inc.	Starbucks Corp. Sysco Corporation Target Corporation The TJX Companies, Inc. Walgreen Co. Xerox Corporation
*	The Committee excluded from consideration in its benchmarking analysis data pertaining to CEOs at Amazon.com Inc. and J.C. Penney Company, Inc. Amazon.com, Inc.’s information is excluded because of the irregular character of the compensation paid to its CEO, Jeffrey Bezos, who owns 19% of the company. J.C. Penney Company, Inc.’s information is excluded because of its pattern of irregular compensation due to CEO turnover.

The Committee intends to conduct a comprehensive review of our peer group in June 2015 in light of the changing dynamics of the marketplace and our business and based on shareholder feedback received during our 2014 outreach discussions.

Compensation Findings, Analysis & Conclusions

This section describes the Committees’ decision process, analysis and rationale relating to compensation for our CEO and other named executive officers.

CEO Compensation

Total CEO compensation for 2014 as reported in our Summary Compensation Table was $12,391,537, including the grant date fair value of the performance shares (66% of total 2014 compensation), which are earned over the fiscal 2014-2016 period and paid only if the performance goals are achieved. In addition, total CEO compensation includes the amounts earned in 2014 under the 2013-2014 long term cash plan.

We are required under Summary Compensation Table rules to report grant date value for performance shares, and amounts actually earned for cash awards, so the change in long-term incentive compensation design makes year over year comparisons within the Summary Compensation Table more difficult.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

In December 2014, the Committee reflected on the company’s performance in relation to Mr. Sargent’s earned compensation. The Committee examined Staple’s total shareholder return, earnings per share growth, return on invested capital and revenue growth, and compared them to the results generated by our peer companies. When the Committee performed its review in December 2014, complete fiscal year pay and performance data for the peer group was available only through 2013, so the Committee limited its analysis to the years 2011-2013.

Percentile vs. Peer Group – Three Year

CEO	Position	Base Salary	Target Cash	Total Target Compensation
Ronald L. Sargent	Chairman & CEO	34th	35th	45th

Realized Total Compensation — In considering the appropriateness of our CEO’s pay, the Committee examined realized total direct compensation, or “TDC,” over the performance period and not the total compensation reported in our Summary Compensation Table. Realized TDC includes base salary, annual bonus earned, cash long-term incentives earned, gain realized on the exercise of Stock Options, and the value of Stock Awards that vested during the applicable measurement period. Our executive compensation program is designed to promote long-term sustained performance, and the Committee believes that realized TDC is a better reflection of the appropriateness of individual earnings than is the total reported in the Summary Compensation Table because realized TDC incorporates changes in equity award value (reflecting increases and decreases in share price) over the performance cycle, and, therefore, takes into account value commensurate with investor returns.

Realized total compensation over the 2011-2013 period was well below the peer group median. In fact, for each element of compensation, realized pay was the lowest among the peer group companies and aligned with our performance over the three year period.

Target Compensation — The Committee observed that our CEO’s average target compensation was below the median (45th percentile) of the peer group as indicated in the chart above. Over the 2011-2013 period, target cash compensation was reflective of overall performance with total shareholder return, earnings per share and revenues in approximately the lower quartile and return on invested capital in the top quartile over the three year period.

●	Mr. Sargent’s average target compensation over the most recent 3-year period rested within a competitive range (+/-15%) of the peer group medians

Other NEO Compensation

The Committee also examined the relationship between pay and performance insofar as it related to the NEOs other than the CEO. In the absence of realized TDC information across the peer community, the Committee considered the relationship between performance generated and each incumbent’s target compensation. The tables below display how our CFO and business unit Presidents’ base salary, target cash compensation, and total target compensation compared to total shareholder return, EPS growth, revenue growth, and return on invested capital in 2013.

Percentile vs. Peer Group – One Year

NEO	Position	Base Salary	Target Cash	Total Target Compensation
Christine T. Komola [1]	CFO and EVP	5th	9th	4th
Joseph G. Doody	President NAC	25th	27th	33rd
Demos Parneros	President NAS&O	25th	27th	33rd
John Wilson	President Europe	25th	27th	33rd
1	Based on compensation changes in 2014, Ms. Komola’s total compensation now approximates 40th percentile of the peer group.

Performance Metric Percentile vs. Peer Group

Total Shareholder Return	7th
Revenue Growth	15th
EPS Growth	24th
Return on Invested Capital	52nd

Analysis & Conclusions

The Committee reviewed the compensation levels of our NEOs in December 2014 and determined that overall compensation was appropriate in view of the Company’s relative and absolute performance and the significant changes we had made to our compensation program in the prior year. The Committee’s determination reflected its assessment of the three-year realized TDC for the CEO and 2013 compensation for the other NEOs all of which were significantly below median.

The Committee concluded that, on balance, our three-year performance and corresponding compensation for the period were aligned and were below the median of the peer group for the CEO. The one year target total compensation for all the other NEOs was well below the median of the peer group. Accordingly, the Committee decided that no further action was required at this time.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

IV	OTHER MATTERS

Termination Scenarios

The Committee regularly reviews all compensation components for our NEOs, including salary, bonus, current vested and unvested long term incentive compensation, the current value of owned shares, and cost to us of all perquisites and benefits. In addition, the Committee periodically examines similar information for other senior executives. The Committee also reviews the projected payout obligations under potential retirement, termination, severance, and change-in-control scenarios to fully understand the financial impact of each of these scenarios to Staples and to the executives.

Documentation detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our NEOs and reviewed by the Committee in March 2014. This information was prepared based on compensation data as of the end of fiscal year 2013 and assumed that the various scenarios occurred at the end of fiscal year 2013. Similar termination scenario information with respect to our 2014 fiscal year is presented under the heading “Potential Payments upon Termination or Change-in-Control.” Based on this review, the Committee found the total compensation for each of our NEOs under these various scenarios to be reasonable. Many factors were considered, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the independent compensation consultant.

Input from Management

Certain officers within our Human Resources department regularly attend Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources and Vice President of Compensation and Benefits. Among other things, these officers present our CEO’s recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance-based cash or equity compensation and other benefits of other senior executives. These officers also compile other relevant data at the request of the Committee. The CEO’s recommendations are based in part on the results of annual performance reviews of the other executives. The Committee is not bound by such recommendations but generally takes them into consideration before making final determinations about the compensation of such executives other than our CEO. The CEO, at the discretion of the Committee, may be invited to attend all or part of any Committee meeting to discuss compensation matters pertaining to the other executives, and in fiscal 2014, he attended all four Committee meetings. When discussing compensation matters pertaining to our CEO, the Committee generally meets in executive sessions with its independent compensation consultant without any member of management present.

Administration of Incentive Plan

The Board and the Committee, through delegated powers, have broad discretion in administering the cash and stock incentive plans. This discretion includes the authority to grant awards, determine target awards, and select performance objectives and goals, along with the ability to adopt, amend and repeal such administrative rules, guidelines and practices as deemed advisable. In addition, the Committee has broad discretion to modify awards and determine goal attainment and the payment of awards under each plan. The Committee may determine to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business and whether special one-time or extraordinary gains and/or losses and/or extraordinary events should or should not be included or considered in the calculation of goals. The Committee can decrease but not increase incentive awards for NEOs.

The Board has delegated authority to the Chairman and CEO to grant stock options and restricted stock units and, in his capacity as Chairman, restricted stock to non-executive employees out of an annual pool of 600,000 shares. The annual pool is designed to be used between quarterly Committee meetings to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates. Awards from the annual pool are granted on the earlier of the first business day of the month that follows appropriate approval or two business days after the Committee’s ratification of the award. Awards from this pool cannot be granted to executive officers.

Risk Assessment

In December 2014, the Committee conducted its annual risk assessment of our executive officer compensation programs. The evaluation included an analysis of the appropriateness of our peer group, compensation mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership guidelines/trading policies, performance appraisal process and leadership/culture. In addition, the Committee reviewed the major compensation plans with regard to risk mitigators attributable to each of the programs. The risk mitigators included the balanced mix of cash and equity incentives, the mix and quality of the performance metrics, the stock ownership guidelines and an aggressive recoupment policy. The Committee also considered and reviewed the input from participants in the Company’s corporate governance outreach program. Based on its evaluation and recognizing that all compensation programs are inherently risk laden, the Committee determined that the level of risk within our compensation programs was appropriate and did not encourage excessive risk taking by our executives. Accordingly, the Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

Within five years of becoming an officer of the Company, our senior executives must attain minimum ownership of Staples common stock equal in value to no less than a defined multiple of their salary. The applicable multiples for Company officers are:

●	CEO: 5x Salary
●	CFO: 4x Salary
●	Presidents: 3x Salary
●	Other Executive Officers: 1 - 2x Salary

As of January 31, 2015, all executives had achieved the ownership guidelines except Ms. Komola, who became our CFO in February 2012 and an Executive Vice President in March 2013 and is therefore still within the phase-in period.

Recoupment Policy

Our annual cash bonus plans, long term incentive plans and agreements and severance arrangements provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in certain particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements.

Hedging and Pledging Company Securities

Hedging. Our Insider Trading Policy prohibits, among many other actions, our associates and directors from entering into derivative transactions such as puts, calls, or hedges with our stock.

Pledging. Our Insider Trading Policy prohibits the use of Staples’ securities as collateral in margin accounts. However, in limited circumstances, pledging of Staples’ securities for bona fide loans which may require such securities as collateral may be allowed, provided such pledge is cleared with the General Counsel. In the past five years, the General Counsel has not cleared, or been asked to clear, any pledge of Staples’ securities.

Tax and Accounting Implications

Under Section 162(m) of the U.S. Internal Revenue Code, certain executive compensation in excess of $1 million paid to our CEO and to our three most highly compensated officers (other than the CEO and CFO) whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934, is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee reviews the impact of Section 162(m) and intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers when consistent with our goal of utilizing compensation programs that attract and retain key executives and align with stockholder interests.

All annual cash incentive awards (except the Reinvention Cash Award paid in 2013), long term cash awards, stock options and performance shares awarded to our NEOs are paid pursuant to plans approved by our stockholders and are potentially deductible by us. Time-based restricted stock does not qualify for the performance-based exception to Section 162(m), but the Committee in prior years has determined that the retention benefit derived from such awards outweighed any potential tax benefit to us. However, we are no longer granting time-based awards to our named executive officers.

The compensation that we pay to our NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Paul F. Walsh, Chair
Carol Meyrowitz
Raul Vazquez

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information concerning the compensation of our CEO, CFO and the three other most highly compensated executive officers, who we refer to collectively as the “NEOs.”

	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Ronald L. Sargent	2014	1,249,208		8,225,000		2,591,478	325,851	12,391,537	(1)
Chairman & Chief Executive Officer	2013	1,249,208	299,810	8,225,007		667,415	326,440	10,767,880	(1)
	2012	1,203,386		2,467,504	2,467,502		336,212	6,474,604
Christine T. Komola	2014	584,063		2,169,112		495,347	59,142	3,307,664
Chief Financial Officer	2013	518,214	49,257	1,549,806		61,648	53,641	2,232,566
	2012	430,000		181,208	181,203		58,224	850,635
Joseph G. Doody	2014	678,020		2,169,112		755,188	115,799	3,718,119
Vice Chairman	2013	653,351	88,856	2,169,112		176,469	141,483	3,229,271
	2012	606,708		650,705	650,702		122,515	2,030,630
Demos Parneros	2014	693,050		2,169,112		766,454	86,186	3,714,802
President North America Stores & Online	2013	653,351	88,856	2,169,112		176,469	98,498	3,186,286
	2012	606,708		650,705	650,702		129,674	2,037,789
John Wilson	2014	668,000		2,169,112		495,292	326,725	3,659,129
President Staples Europe	2013	653,351	414,160	1,518,488			76,756	2,662,755
(1)	The increase in total compensation for our CEO in 2014 from 2013 is primarily due to the payment in 2014 of an annual cash incentive award earned under the Amended and Restated Executive Officer Incentive Plan. No annual cash incentive award was earned in 2013. The increase in total compensation for our CEO in 2013 and 2014 as compared to 2012 is primarily related to a change in the form of incentive awards granted to our NEOs. Beginning in 2013, we changed our long term incentive awards for our executives to 100% performance shares from a mix of stock options, restricted stock and long-term cash awards. The total target compensation opportunity for our CEO did not materially change for 2014, 2013 and 2012, but the awards are reported differently in the Summary Compensation Table. For more information, see the “CD&A” section of the proxy statement.
(2)	The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, not the actual amounts paid to or realized by the NEOs during our 2014, 2013 and 2012 fiscal years. An explanation of the vesting of restricted stock, restricted stock unit and option awards, as well as the methodology for payouts under performance share awards, is discussed in the footnotes to the “Grants of Plan-Based Awards for 2014 Fiscal Year” and “Outstanding Equity Awards at 2014 Fiscal Year End” tables below.
(3)
The amounts shown in the Stock Awards column in 2014 represent the grant date fair value of the 2014-2016 performance share awards granted under the 2014 Stock Incentive Plan. The fair value of these awards is based on the closing price of our common stock ($13.40) on March 5, 2014 (grant date) and is calculated at the target share payout for all three years of the performance period. For information about the threshold and maximum payout amounts under these awards, see “Grants of Plan-Based Awards for 2014 Fiscal Year” table below.
For our three-year performance share awards, one-third of the three-year target award is applied as a target amount for each of the fiscal years within the performance period. Actual shares earned are based on achievement of goals established for each year. In addition, any award that is earned based on performance will be increased or decreased by 25% based on Staples’ three-year TSR relative to the returns generated by the S&P 500 over the same period. See “CD&A” for information about 2014 goal achievement.

(4)	The fair value of each stock option award, which were granted in 2012, is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note K in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2014 fiscal year.

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(5)
The Non-Equity Incentive Plan Compensation column in 2014 represents (a) amounts earned under the annual cash incentive award and (b) amounts earned under a legacy long term cash award granted in 2013 pursuant to our Amended and Restated Long Term Cash Plan. No annual cash incentive award was earned in 2013. NEOs no longer receive long term cash awards.
The table below provides additional information about the amounts earned in 2014 under our non-equity incentive plans:

NEO	Annual Incentive Plan ($)	Legacy Long Term Cash Award ($)
Ronald L. Sargent	$1,634,526	$956,951
Christine T. Komola	$425,045	$70,302
Joseph G. Doody	$502,803	$252,385
Demos Parneros	$514,069	$252,385
John Wilson	$495,292	–
(6)	The All Other Compensation column represents the following amounts, as applicable for each NEO:

● Contributions made on a matching basis pursuant to the terms of our 401(k) plan and SERP.

● Dividend equivalents paid on shares of restricted stock granted prior to January 2009.

● Premiums paid under our executive life insurance and long-term disability plans, reimbursement of taxes owed with respect to such premiums, and premiums paid under our long-term care plan. In fiscal year 2014, annual premiums paid under our executive life insurance plan for Mr. Sargent, Ms. Komola, Mr. Doody and Mr. Parneros were $100,000, $19,304, $50,000 and $30,000, respectively. There was no annual premium paid for Mr. Wilson in 2014. Mr. Wilson’s’ life insurance coverage is in the form of Death Benefit Only, providing for Staples to pay his beneficiary upon his death. In fiscal year 2014, annual premiums paid under our long-term disability plans for Messrs. Sargent and Parneros were $16,836 and $3,570, respectively.

● Tax preparation services.

● Executive physical and registry program.

● Cash payments described in the “All Other Compensation” table below.

All Other Compensation

The table below sets forth the dollar amounts that we paid for each applicable item listed above.

		401(k) ($)	SERP ($)	Dividend Equivalents ($)	Executive Life Insurance ($)	Long-Term Disability ($)	Long-Term Care ($)	Tax Services ($) (1)	Physical ($)	Cash Payments ($) (1)
	2014	2,600	50,625		189,215	31,856	1,555	50,000
Ronald L. Sargent	2013	2,550	49,741		189,394	33,200	1,555	50,000
	2012	2,500	76,715	5,037	171,527	28,878	1,555	50,000
	2014	2,600	23,100		28,620		1,022	1,050	2,750
Christine T. Komola	2013	2,550	20,367		28,677		1,022	1,025
	2012	2,500	18,760		28,264		1,022	1,326	2,650	3,702
	2014	2,600	27,076		79,327		1,796	5,000
Joseph G. Doody	2013	2,550	25,903		103,484		1,796	5,000	2,750
	2012	2,500	35,837	1,526	73,206		1,796	5,000	2,650
	2014	2,600	27,611		44,477	5,292	1,206	5,000
Demos Parneros	2013	2,550	25,903		56,818	7,021	1,206	5,000
	2012	2,500	34,879		51,458	6,157	1,206	5,000		28,474
John Wilson	2014		26,720				5,064	18,200		276,741
	2013						3,094			73,662
(1)	The “Tax Services” and “Cash Payments” columns for 2014 includes payments made to or on behalf of Mr. Wilson as a direct result of his expatriate assignment from the U.S. to the Netherlands. The total shown for tax services is the actual cost of Mr. Wilson’s tax preparation services. The total shown for the cash payments includes cost of secondary housing while on assignment, a cost of living differential allowance, school fees, automobile and home leave costs. Amounts increased in 2014 over 2013 due to the move of Mr. Wilson’s family to the Netherlands.

52	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards for 2014 Fiscal Year

The following table sets forth summary information regarding grants of plan-based awards made to the NEOs for our 2014 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock (1)
Ronald L. Sargent	(2)		234,227	1,873,812	3,747,624
	3/5/2014	3/3/2014				153,452	613,806	1,227,612	$8,225,000
Christine T. Komola	(2)		60,909	487,269	974,538
	3/5/2014	3/3/2014				40,469	161,874	323,748	$2,169,112
John Wilson	(2)		70,975	567,800	1,135,600
	3/5/2014	3/3/2014				40,469	161,874	323,748	$2,169,112
Joseph G. Doody	(2)		72,051	576,411	1,152,821
	3/5/2014	3/3/2014				40,469	161,874	323,748	$2,169,112
Demos Parneros	(2)		73,666	589,326	1,178,653
	3/5/2014	3/3/2014				40,469	161,874	323,748	$2,169,112
(1)	On March 3, 2014, the Compensation Committee established the threshold, target and maximum payout levels for the 2014-2016 performance share awards granted pursuant to our 2014 Stock Incentive Plan. Amounts earned under performance share awards may be increased or decreased by 25% based on Staples’ three-year TSR relative to the returns generated by the S&P 500 over the same period.
The grant date fair value of these awards is based on the closing price of our common stock ($13.40) on March 5, 2014 (grant date). The table below provides additional information about the value of the awards based on threshold and maximum payout levels for all three years of the performance period, excluding any increase or decrease based on TSR performance:
NEO	2014-2016 Threshold ($)	2014-2016 Target ($)	2014-2016 Max ($)
Ronald L. Sargent	$2,506,257	$8,225,000	$16,450,001
Christine T. Komola	$542,285	$2,169,112	$4,338,223
Joseph G. Doody	$542,285	$2,169,112	$4,338,223
Demos Parneros	$542,285	$2,169,112	$4,338,223
John Wilson	$542,285	$2,169,112	$4,338,223
For our three-year performance share awards, one-third of the three-year target award is applied as a target amount for each of the fiscal years within the performance period. Actual shares earned are based on achievement of goals established for each year. See “CD&A” for information about 2014 goal achievement.
(2)	On April 14, 2014, the Compensation Committee established the performance objectives for the 2014 annual cash incentive awards under the Amended and Restated Executive Officer Incentive Plan, as well as the threshold, target and maximum payment levels. See “CD&A” for information about 2014 goal achievement.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Vesting Provisions of Plan-Based Awards

2014 Compensation Program:

Annual Cash Incentive Plan Awards. Payments of annual cash incentive plan awards under the Executive Officer Incentive Plan are determined based on achievement of performance goals and continued service to Staples. In addition, the following provisions apply:

●

Retirement. If a NEO terminates his employment before the end of a performance period and if the NEO has satisfied the “Rule of 65” requirements (attainment of age 55 plus years of service to Staples is equal to or greater than 65), then the NEO is eligible for a prorated award based on the number of days the NEO was employed during the plan year. A prorated award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the plan year.

●

Death. Upon a NEO’s death before the end of the plan year, annual cash incentive plan awards will be paid out at 100% of the target award, regardless of the amount that would have been earned based upon achievement of the performance goals.

●

Disability. If a NEO’s employment is terminated due to disability before the end of the plan year, then the NEO is eligible for a prorated award based on the number of days the NEO was employed during the plan year. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the plan year.

●	Termination of Employment. Other than as described above, all annual cash incentive plan awards are forfeited upon termination of employment.

Performance Shares. Performance share awards are earned based on achievement of performance objectives for each year of the performance period, but do not fully vest until the three-year performance period is completed. In addition, the following provisions apply:

●

Termination of Employment by Staples, Retirement or Resignation. If a NEO is terminated other than for “cause” (as defined in the award agreement) or the NEO retires or resigns and the age and years of service requirements of our Rule of 65 have been satisfied, then the NEO may be eligible to receive (i) shares earned for completed fiscal years within the performance period and, for partial fiscal years during which the named executive officer was employed by Staples, a pro rata portion based on the days employed by Staples, as adjusted by (ii) the TSR multiplier. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts will be made at the end of the applicable performance period.

●	Termination for “Cause” by Staples. All performance shares are forfeited if a NEO is terminated for cause.
●

Death or Disability. In the event of a NEO’s death or disability, performance shares will vest and be paid out at the end of the performance period, to the extent the performance objectives are met, as if the NEO were employed on such date.

●

Change-in-Control. If, in connection with a change-in-control, (a) the NEO does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the NEO’s employment is terminated without cause (or the NEO resigns for good reason), the NEO is entitled to receive the greater of the target number of shares or the shares earned based on achievement of the performance objectives and TSR multiplier.

Legacy Compensation Programs:

Long Term Cash Awards. Payments of long term cash awards under the Amended and Restated Long Term Cash Incentive Plan are determined based on achievement of performance goals and continued service to Staples. In addition, the following provisions apply:

●

Retirement or Resignation. If a NEO terminates his employment before the end of a performance period and if the NEO has satisfied the Rule of 65 requirements, then the NEO is eligible for a prorated award based on the number of days employed during the performance cycle. For long term cash awards granted prior to fiscal 2013, a NEO that terminates employment before the end of the performance cycle that has not met the requirements of the Rule of 65 is eligible for a prorated long term cash award based on completed years in the performance cycle. Prorated awards will only be paid out if the Committee certifies achievement of the objectives and the payouts at the end of the applicable performance period.

●

Termination of Employment by Staples. If a NEO is terminated by Staples other than for “cause” (as defined in the Amended and Restated Long Term Cash Incentive Plan), the NEO is eligible for a prorated award based on the number of days employed during the performance cycle. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance cycle.

●	Termination for “Cause” by Staples. All long term cash awards are forfeited if a NEO is terminated for cause.
●

Death. Upon a NEO’s death before the end of a performance period, long term cash awards will be paid out at 100% of the target award, regardless of the amount that would have been earned based upon achievement of the performance goals.

54	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

●

Disability. If a NEO’s employment is terminated due to disability before the end of any performance period, then the NEO is eligible for a prorated award based on the number of days employed during the performance cycle. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance period.

●

Change-in-Control. A change-in-control would entitle a NEO at the end of the performance cycle to a long term cash award payment equal to the greater of 100% of the target award or the amount earned based on actual achievement of the performance objectives if (1) the NEO does not accept employment by the surviving corporation upon the change-in-control or (2) within one year following the change-in-control, the NEO’s employment is terminated without cause (or the NEO resigns for good reason).

Restricted Stock and Option Awards. Under certain circumstances, the time-based vesting or payout of restricted stock and stock options, which were granted to NEOs prior to 2013, may be accelerated or the awards may be forfeited as described below.

●

Retirement or Resignation. If a NEO retires or resigns and (i) the age of 65 has been attained, then all stock options and restricted stock awards vest or (ii) the age and years of service requirements of our Rule of 65 have been satisfied, then all stock option awards vest in full.

●	Termination of Employment by Staples. All unvested restricted stock and stock options are forfeited if a NEO is terminated by Staples, regardless of whether such termination was for cause.
●	Death or Disability. All restricted stock and stock options vest in full upon a NEO’s death or disability.
●

Change-in-Control. Under our standard form of non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all remaining options. Under our standard form of restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in a NEO not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the NEO’s employment is terminated without cause (or the officer resigns for good reason).

2010 Special Performance and Retention Awards. The number of shares eligible to vest under our 2010 Special Performance and Retention Awards was determined in March 2013 based on achievement of performance objectives over the fiscal year 2010-2012 performance period. 33% of such shares vested in March 2013, 33% vested in March 2014 and 34% vested in March 2015 based on continued service to Staples.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of the NEOs as of the end of our 2014 fiscal year.

			Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Ronald L. Sargent	2/2/2014-1/31/2015	(6)							613,806	$10,465,392
	2/3/2013-2/1/2014	(7)							624,526	$10,648,168
	7/2/2012		412,034	412,034	13.03	7/2/2022	94,686	$1,614,396
	7/1/2011		647,259	215,753	15.93	7/1/2021
	7/1/2010		645,583		19.27	7/1/2020
	1/31/2010 - 2/2/2013	(8)					47,297	$806,414
	7/1/2009		649,424		20.12	7/1/2019
	7/1/2008		603,932		24.30	7/1/2018
	7/2/2007		557,653		24.42	7/2/2017
	7/3/2006		431,250		24.50	7/3/2016
	6/30/2005		525,000		21.29	6/30/2015
Christine T. Komola	2/2/2014-1/31/2015	(6)							161,874	$2,759,952
	2/3/2013-2/1/2014	(7)							117,677	$2,006,393
	7/2/2012		30,258	30,258	13.03	7/2/2022	6,954	$118,566
	7/1/2011		29,554	9,852	15.93	7/1/2021
	7/1/2010		29,478		19.27	7/1/2020
	7/1/2009		29,653		20.12	7/1/2019
	7/1/2008		18,736		24.30	7/1/2018
	7/2/2007		17,300		24.42	7/2/2017
	7/3/2006		14,075		24.50	7/3/2016
	6/30/2005		18,000		21.29	6/30/2015
John Wilson	2/2/2014-1/31/2015	(6)							161,874	$2,759,952
	2/3/2013-2/1/2014	(7)							115,299	$1,965,848
	12/5/2012						50,431	$859,849
	10/1/2012		213,406	213,406	11.61	10/1/2022
Joseph G. Doody	2/2/2014-1/31/2015	(6)							161,874	$2,759,952
	2/3/2013-2/1/2014	(7)							164,701	$2,808,152
	7/2/2012		108,657	108,657	13.03	7/2/2022	24,970	$425,739
	7/1/2011		173,061	57,688	15.93	7/1/2021
	7/1/2010		172,614		19.27	7/1/2020
	1/31/2010 - 2/2/2013	(8)					10,090	$172,035
	7/1/2009		173,642		20.12	7/1/2019
	7/1/2008		161,478		24.30	7/1/2018
	7/2/2007		149,104		24.42	7/2/2017
	7/3/2006		14,843		24.50	7/3/2016
	7/3/2006		115,325		24.50	7/3/2016
	6/30/2005		75,000		21.29	6/30/2015

56	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

			Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Demos Parneros	2/2/2014-1/31/2015	(6)							161,874	$2,759,952
	2/3/2013-2/1/2014	(7)							164,701	$2,808,152
	7/2/2012		108,657	108,657	13.03	7/2/2022	24,970	$425,739
	7/1/2011		173,061	57,688	15.93	7/1/2021
	7/1/2010		172,614		19.27	7/1/2020
	1/31/2010 - 2/2/2013	(8)					10,090	$172,035
	7/1/2009		173,642		20.12	7/1/2019
	7/1/2008		161,478		24.30	7/1/2018
	7/2/2007		149,104		24.42	7/2/2017
	7/3/2006		14,843		24.50	7/3/2016
	7/3/2006		115,325		24.50	7/3/2016
	6/30/2005		75,000		21.29	6/30/2015
(1)	Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption “Accelerated Vesting of Awards” following the “Grants of Plan-Based Awards for 2014 Fiscal Year” table above.

(2)	The expiration date for stock options is typically the tenth anniversary of the date of grant.

(3)	Unless otherwise indicated, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of restricted stock awards is accelerated in the circumstances described under the caption “Accelerated Vesting of Awards” following the “Grants of Plan-Based Awards for 2014 Fiscal Year” table above.

(4)	Based on the fair market value of our common stock on January 31, 2015 ($17.05 per share).

(5)	The shares in the Equity Incentive Plan Awards column represent performance share awards based on target share payout.

(6)	Performance share awards vest based on achievement of performance objectives over the performance period covering fiscal years 2014 through 2016. For our three-year performance share awards, one-third of the three-year target award is applied as a target amount for each of the fiscal years within the performance period. Actual shares earned are based on achievement of goals established for each year. In addition, any award that is earned based on performance will be increased or decreased by 25% based on Staples’ three-year TSR relative to the returns generated by the S&P 500 over the same period. See the “CD&A” section of our proxy statement for information about 2014 goal achievement.

(7)	Performance shares awards vest based on achievement of performance objectives over the performance period covering fiscal years 2013 through 2015. For our three-year performance share awards, one-third of the target award is applied as a target amount for each of the fiscal years within the performance period. Actual shares earned are based on achievement of goals established for each year. In addition, any award that is earned based on performance will be increased or decreased by 25% based on Staples’ three-year TSR relative to the returns generated by the S&P 500 over the same period. See the “CD&A” section of this proxy statement for information about 2014 and 2013 goal achievement.

(8)	Performance shares were paid out in March 2013 based on achievement of the performance objectives for fiscal years 2010 through 2012. Awarded shares vested 33% immediately, an additional 33% vested in March 2014 and the remaining 34% vested in March 2015.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested During 2014 Fiscal Year

The following table summarizes the option exercises and vesting of stock awards for each of the NEOs during our 2014 fiscal year:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($) (1)
Ronald L. Sargent	0	0	213,323	2,466,460
Christine T. Komola	0	0	10,124	111,813
John Wilson	0	0	50,431	725,198
Joseph G. Doody	0	0	53,189	610,974
Demos Parneros	0	0	53,189	610,974
(1)	Represents the fair market value of the stock award on the date of vesting.

58	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation for 2014 Fiscal Year

The following table sets forth summary information with respect to each of the NEOs regarding contributions to our Supplemental Executive Retirement Plan (“SERP”) for our 2014 fiscal year:

	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)*	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)*
Ronald L. Sargent	224,857	50,625	469,267	0	6,559,305
Christine T. Komola	35,044	23,100	72,305	0	921,146
John Wilson	26,943	26,720	545	0	56,245
Joseph G. Doody	339,010	27,076	389,488	0	7,019,511
Demos Parneros	34,652	27,611	126,739	0	1,395,599
*	Company contribution amounts in 2014 are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement. In addition, amounts reported in the aggregate balance that were previously included in the Summary Compensation Table in prior years can be found in the All Other Compensation Table included in this proxy statement.

Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides participants with a range of well diversified investment options similar to our 401(k) plan. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and annual cash bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are generally fully vested in all matching contributions. All of our named executive officers, other than Mr. Wilson, are fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Executives may also contribute a portion of their Long Term Cash Incentive Plan payments; however, they will not receive matching contributions from us.

Potential Payments Upon Termination or Change-in-Control

The tables below show the estimated incremental value transfer to each current named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on January 31, 2015. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2014 Termination Scenarios

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change- in- Control	Change- in- Control Only	Death or Disability
Ronald L. Sargent *
Cash Severance Payment	$0	$0	$3,787,974	$3,787,974	$5,681,960	$0	$0
Value of Accelerated Vesting of Incentive Compensation	$1,898,020	$0	$4,318,830	$1,898,020	$17,525,675	$474,505	$14,845,159
Continuation of Benefits	$14,550	$14,550	$404,654	$404,654	$608,065	$0	$1,195,838
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$8,213,400	(1)
Excise and 409A Tax (Gross-up) (2)	$0	$0	$0	$0	$0	$0	$0
Total	$1,912,570	$14,550	$8,511,458	$6,090,648	$23,815,700	$474,505	$24,254,397

Christine T. Komola *
Cash Severance Payment	$0	$0	$761,851	$761,851	$1,142,776	$0	$0
Value of Accelerated Vesting of Incentive Compensation	$0	$0	$0	$0	$3,298,525	$33,168	$2,760,008
Continuation of Benefits	$0	$0	$28,620	$28,620	$42,930	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$2,747,063	(1)
Total	$0	$0	$790,471	$790,471	$4,484,231	$33,168	$5,507,071

Joseph G. Doody *
Cash Severance Payment	$0	$0	$878,580	$878,580	$1,317,869	$0	$0
Value of Accelerated Vesting of Incentive Compensation	$501,412	$0	$673,446	$501,412	$4,582,091	$125,353	$3,875,215
Continuation of Benefits	$9,142	$9,142	$89,189	$89,189	$134,055	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$3,100,188	(1)
Total	$510,554	$9,142	$1,641,215	$1,469,180	$6,034,015	$125,353	$6,975,403

Demos Parneros *
Cash Severance Payment	$0	$0	$902,375	$902,375	$1,353,563	$0	$0
Value of Accelerated Vesting of Incentive Compensation	$0	$0	$172,035	$0	$4,582,091	$125,353	$3,875,215
Continuation of Benefits	$0	$0	$56,997	$56,997	$85,841	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$3,191,370	(1)
Total	$0	$0	$1,131,407	$959,372	$6,021,494	$125,353	$7,066,585

60	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change- in- Control	Change- in- Control Only	Death or Disability
John Wilson*
Cash Severance Payment	$0	$0	$1,015,076	$1,015,076	$1,522,614	$0	$0
Value of Accelerated Vesting of Incentive Compensation	$0	$0	$0	$0	$5,046,044	$290,232	$4,516,028
Continuation of Benefits	$0	$0	$20,009	$20,009	$30,565	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$3,039,400	(1)
Total	$0	$0	$1,035,085	$1,035,085	$6,599,223	$290,232	$7,555,428
(1)	Includes one year payout at target under the Amended and Restated Executive Officer Incentive Plan in addition to any Survivor Death Benefit Payout.

(2)	In January 2015, our CEO agreed to amend his existing severance agreement to remove a legacy tax gross-up provision that could have potentially triggered in the event of a change in control.

*	Payouts subject to 409A regulations.

See below for additional explanation of the terms of these payments and our assumptions calculating them. In addition, please see the “CD&A” section of this proxy statement.

Retirement or Resignation

The “Retirement or Resignation” column includes:

●

Value of Accelerated Vesting of Incentive Compensation. For Messrs. Sargent and Doody, who have met the age and service requirement under our Rule of 65 (as described under the caption “Accelerated Vesting of Awards” following the “Grants of Plan Based Awards for 2014 Fiscal Year” table earlier in this proxy statement), amounts represent the intrinsic value of all unvested stock options as of fiscal year end.

●

Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination for Cause

The “Termination for Cause” column includes:

●

Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination without Cause or Resignation for Good Reason

In addition to our equity and cash incentive award agreements that provide for the acceleration of vesting upon a termination without cause, we have entered into severance benefits agreements with each of the NEOs that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K and our cash and equity incentive plans, if applicable. In general, under the severance benefit agreements and our incentive plans:

●	a termination will be for cause if the NEO has willfully failed to perform his or her duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and
●

the NEO will have good reason to resign if we significantly diminish his or her authority or responsibilities, reduce his or her salary or eligibility for bonus and other benefits, or require that he or she relocate their office more than 50 miles following a change-in-control of Staples.

The “Termination without Cause” and “Resignation for Good Reason” columns include:

●

Cash Severance Payments. For Mr. Sargent, the amount represents the continuation of salary and bonus for 24 months and for Ms. Komola and Messrs. Doody, Parneros and Wilson, amounts represent the continuation of salary and bonus for 12 months.

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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

●

Value of Accelerated Vesting of Incentive Compensation. For Mr. Sargent, pursuant to his severance benefit agreement, the amount includes the actual value of all unvested stock options and restricted stock as of fiscal year end. For Mr. Doody, who has met the age and service requirement under our Rule of 65, the amount includes the intrinsic value of all unvested stock options as of fiscal year end. For all named executive officers other than Mr. Wilson and Ms. Komola, amounts in the Termination without Cause column also include the actual value of all unvested 2010 Special Performance and Retention Shares.

●

Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.

Termination Following Change-in-Control

Under our severance benefits agreements with the NEOs, if we terminate the NEO’s employment without cause or the NEO resigns for good reason within two years following a change-in-control of Staples, the NEO would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the NEOs, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur:

●	if another person becomes the owner of 30% or more of the combined voting power of our stock,
●	there is a change in a majority of the members of the then-incumbent Board, or
●	our shareholders approve a merger with another entity in which our shareholders fail to own more than 75% of the combined voting power of the surviving entity.

The “Termination Following Change-in-Control” column includes:

●

Cash Severance Payments. For Mr. Sargent, amounts represent the continuation of salary and bonus for 36 months and for Ms. Komola and Messrs. Doody, Parneros and Wilson, amounts represent the continuation of salary and bonus for 18 months.

●

Value of Accelerated Vesting of Incentive Compensation. For all NEOs, amounts represent the target value of the 2014-2016 performance share award and the 2013-2015 performance share awards. For all NEOs, other than Mr. Wilson, amounts also include the intrinsic value of all unvested stock options, restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end.

●

Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.

Change-in-Control Only

The “Change-in-Control Only” column includes:

●	Value of Accelerated Vesting of Incentive Compensation. For all NEOs other than Mr. Wilson, amounts represent 25% of the intrinsic value of all unvested stock options as of fiscal year end.

Death or Disability

The “Death or Disability” column includes:

●	Value of Accelerated Vesting of Incentive Compensation. For all NEOs, amounts represent the target value of the 2014-2016 performance share awards and 2013-2015 performance share awards, minus amounts earned for completed plan years. In addition, for all NEOs, other than Mr. Wilson, amounts include the intrinsic value of all unvested stock options, the actual value of all restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end.

●	Survivor Death Benefit Payout. For all NEOs, amounts represent payouts of 100% of base salary for the first year and 50% of base salary for the second and third years, made monthly over a period of three years. Not included in the table above are the death benefit payouts from insurance policies for which the NEOS pay the premiums. Payouts under these policies would be $2,044,080, $2,104,200, and $1,811,250 for Messrs. Doody and Parneros and Ms. Komola, respectively. Mr. Sargent’s life insurance coverage is in the form of a second-to-die policy providing for payments either upon the latter of his death or his wife’s death. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered.

●	Continuation of Benefits. For Mr. Sargent, amount represents the costs of continuation of executive life insurance premiums needed to support the $12,690,000 death benefit.

62	Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

If the termination is due to the NEO’s disability, he or she would be entitled to receive a distribution from our SERP, generally in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The NEO would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the NEO’s compensation up to $600,000 for each of the named executive officers who participated in the group disability plan on July 1, 2005. The disability benefit payouts from disability insurance policies for which the named executive officer pays the premiums are not included in the table above. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.

Agreements Affecting Payments

We provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in misconduct. We also view recoupment as a risk management and asset recovery tool for dealing with particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. For instance, each of the named executive officers has executed a Proprietary and Confidential Information Agreement that covers the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

EQUITY COMPENSATION PLAN INFORMATION AT 2014 FISCAL YEAR END

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders	42,363,966	$20.37	11,455,511
Equity compensation plans not approved by security holders	0	0	0
Total	42,363,966	$20.37	11,455,511
(1)	Includes the maximum number of shares issuable under performance share awards (including the potential 25% increase as a result of relative TSR performance), as described in the “CD&A” section of this proxy statement, and restricted stock units, in each case outstanding as of fiscal year end.
(2)	Weighted-average exercise price calculation excludes outstanding performance share awards and restricted stock units, which do not have an exercise price.
(3)	Includes 8,005,484 shares available for issuance under our 2014 Stock Incentive Plan as well as 3,450,027 shares available for issuance under our 2012 ESPP. Does not include shares that may become available for issuance, as provided in the 2014 Stock Incentive Plan, through the expiration, termination, surrendering, cancellation, forfeiture or settlement of awards granted under our 2014 Stock Incentive Plan or our Amended and Restated 2004 Stock Incentive Plan. Also does not include shares that may become issuable under the proposed Amendment to the 2012 ESPP described in this proxy statement.
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EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our 2014 fiscal year, Ms. Meyrowitz, Mr. Vazquez and Mr. Walsh served on the Compensation Committee and were independent directors during such service. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports filed during fiscal year 2014 by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, and a review of written certifications provided by them to the Company, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

64	Notice of Annual Meeting of Stockholders

❯ APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
(ITEM 3 ON THE PROXY CARD)

Our Board recognizes that it is appropriate to seek on an annual basis the views of shareholders on Staples’ executive compensation program. Our shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation program is to align executive pay with long term shareholder value creation. The “Executive Compensation” section of this proxy statement, including the “CD&A”, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the 2014 fiscal year ended January 31, 2015.

In accordance with Section 14A of the Exchange Act, our Board is asking shareholders to approve, on an advisory basis, Staples’ named executive officer compensation by approving the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon Staples. The Compensation Committee considers the results of the voting in making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

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❯ RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 4 ON THE PROXY CARD)

The Audit Committee is directly responsible for appointing, compensating, overseeing, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee of our Board has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditor since our inception. The Audit Committee evaluates the performance of our independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. The members of the Audit Committee and the Board believe that the continued retention of Ernst &Young LLP to serve as our independent auditor is in the best interests of our shareholders.

Although shareholder approval of the Audit Committee’s selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three members and acts under a written charter, as amended and restated on December 3, 2013, a copy of which is available in the Corporate Governance section of our Investor Information webpage at www.staples.com. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Rule 10A-3 of the Securities Exchange Act of 1934 and the applicable rules of the NASDAQ Global Select Market.

The Audit Committee provides independent, objective oversight of Staples’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Staples’ consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and maintaining effective internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements, and related schedules, for the 2014 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee discussed with Staples’ internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples’ internal controls, and the overall quality of Staples’ financial reporting.

The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples’ independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples’ accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16 (Communications with Audit Committees), the rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee

66	Notice of Annual Meeting of Stockholders

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 4 ON THE PROXY CARD)

discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and Staples and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm Staples’ audited consolidated financial statements for the year ended January 31, 2015, and the results of management’s assessment of the effectiveness of the Staples’ internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Staples’ Board, and the Board approved, that Staples’ audited consolidated financial statements and related schedules be included in Staples’ Annual Report on Form 10-K for the year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert Sulentic, Chair
Basil L. Anderson
Justin King

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Audit Fees

Ernst & Young LLP billed us an aggregate of approximately $8.7 million and $8.2 million in fiscal years 2014 and 2013, respectively, for professional services rendered in connection with our annual audit, the audit of our internal control over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements.

Audit-Related Fees

Ernst & Young LLP billed us an aggregate of approximately $316,000 and $322,000 in fiscal years 2014 and 2013, respectively, for services primarily related to employee benefit plan audits, due diligence and other reports required to satisfy regulatory requirements.

Tax Fees

Ernst & Young LLP billed us an aggregate of approximately $2.0 million and $1.9 million in fiscal years 2014 and 2013, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2014 and 2013, approximately $300,000 and $150,000, respectively, of these fees was related to tax compliance.

All Other Fees

We did not receive any other services from Ernst & Young LLP; therefore, they did not bill us in fiscal years 2014 and 2013 for other services.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2014 and 2013 were approved in accordance with these policies.

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❯ SHAREHOLDER PROPOSALS

We have been advised that the following non-binding shareholder proposals will be presented at the 2015 Annual Meeting. The proposals will be voted on if the respective proponent, or a qualified representative, is present at the 2015 Annual Meeting and submits the proposal for a vote. Our respective statements in opposition follow each shareholder proposal.

FOR THE REASONS SET FORTH BELOW IN OUR BOARD’S STATEMENTS IN OPPOSITION, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSALS.

The text of the shareholder proposals and supporting statements appear below as received by us, and we assume no responsibility for their content or accuracy.

SHAREHOLDER PROPOSAL REGARDING SENIOR
EXECUTIVE SEVERANCE AGREEMENTS
(ITEM 5 ON THE PROXY CARD)

The following stockholder proposal was submitted by the New York State Common Retirement Fund, 59 Maiden Lane – 30th Floor, New York, NY 10038, beneficial owner of 1,711,690 shares of our common stock (as of December 11, 2014) and the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington D.C. 20001, beneficial owner of 9,744 shares of our common stock (as of December 17, 2014).

RESOLVED: that the shareholders of Staples, Inc. (“the Company’’) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

Supporting Statement

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary plus target annual incentive will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the 2014 Proxy (page 56), the potential payout to CEO Ronald L. Sargent under termination and a change in control as of Feb. 1, 2014 was approximately $23 million, more than seventeen times the average of his base salary plus bonus in the past three years.

Similarly, under the same termination and change in control scenario, four additional named executive officers could have received an estimated total of $20 million.

Although the cash severance payment to the CEO in connection with a termination and change in control is a continuation of salary for 36 months, the proxy reveals that total payments are much higher when accelerated vesting of equity and other perquisites are included.

We believe that the Company’s policy on shareholder ratification of executive severance should include the full cost of termination payments.

Please VOTE FOR this proposal.

68	Notice of Annual Meeting of Stockholders

SHAREHOLDER PROPOSALS

Board’s Statement in Opposition

The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

●	Our current approach to severance benefits is reasonable, appropriate and consistent with market practice, and is critical to our ability to attract and retain senior executives.
●	Implementing the proposal could result in a need to change our executive compensation program to deemphasize the use of equity awards.
●	Implementing the proposal is impractical, could disrupt operations, and could reduce stockholder value.

Our current approach to severance benefits is reasonable, appropriate and consistent with market practice, and is critical to our ability to attract and retain senior executives. Our ability to act quickly in recruiting executives, including negotiation of severance benefits agreements, is critical to recruiting and retaining highly qualified executives. We do not enter into employment agreements with our senior executives, but instead provide limited severance benefits. Other than the agreement with our current CEO, which was entered into in 2006, our severance benefits agreements do not provide for acceleration of equity. The award agreements governing performance shares, which are the only form of equity currently granted to our executives, provide for full acceleration only under a “double trigger” arrangement. This arrangement provides for payment only in the event of a change in control followed by the termination of the senior executive’s employment within two years after a change in control. Moreover, we have a policy prohibiting gross up payments to cover taxes triggered by a change in control in compensation, severance or employment related agreements.

The Board believes that competitive severance, provided contractually, is an important and entirely appropriate element of an executive compensation program. These arrangements allow the senior executives to remain focused on protecting shareholders’ interests in the event of a potential change in control, and not be distracted by concerns about their job security. The decision of whether or not to offer severance benefits is one that is made in the context of the competitive marketplace for executive talent. The Compensation Committee, which is comprised entirely of independent directors, recognizes its responsibility and obligation to recommend and implement executive compensation packages that are in the long-term interests of Staples’ stockholders.

Implementing the proposal could result in a need to change our executive compensation program to deemphasize the use of equity awards. Our executive compensation program is comprised of three elements: (1) base salary, (2) an annual performance-based cash incentive and (3) a long-term stock incentive comprised of 100% performance shares. This compensation structure enables us to attract and retain top talent and is also essential to aligning pay with long-term performance. In light of the fundamental role equity plays in our compensation structure – with approximately 72% of our CEO’s compensation in the form of equity as described elsewhere in this proxy statement – it is appropriate that certain termination scenarios result in the acceleration of equity awards.

We believe our equity compensation structure properly incentivizes our senior executives to achieve performance goals and to deliver stockholder value. The Compensation Committee believes that our severance benefits agreements are in line with agreements at companies with which we are competitive in the marketplace. Implementing the proposed change could, as a practical matter, require the Compensation Committee to either re-design the executive compensation program to significantly reduce the role of equity-based pay or provide for different terms. Such changes could place us in a competitively disadvantaged position in attracting and retaining highly qualified executives because it is common for large public companies to provide for accelerated vesting of equity upon a change in control.

Consistent with our overall pay-for-performance philosophy and desire to ensure that our executives’ interests align with those of stockholders, the Compensation Committee believes it is important to operate an executive compensation program under which performance-based pay constitutes the substantial majority of an executive’s annual compensation. We believe that implementation of the proposal could undermine this fundamental goal of our program.

Implementing the proposal is impractical, could disrupt operations, and could reduce stockholder value. Adopting the proposal could require us to incur significant expense in calling special stockholders’ meetings each time there is a need for future severance benefits agreements. Furthermore, adopting the proposal could delay, possibly for a significant amount of time, the finalization of such agreements until after approval at a regularly scheduled annual meeting. This is an impractical mechanism that will likely hinder our ability to attract and retain talented executives.

The Board believes that it is in the stockholders’ best interest to have the responsibility for the entire compensation process vested in the Compensation Committee’s independent directors rather than inhibited and diminished by the potential hurdles associated with this proposal. Our Compensation Committee engages an independent compensation consultant and also has conducted extensive engagement with numerous stockholders on compensation practices. Our historical practice of not having employment agreements with our officers and providing limited severance benefits demonstrates the Board’s commitment to protecting stockholder value by attracting and retaining skilled executives without providing excessive severance packages. In light of our historical practices, the Board believes that adoption of the proposal is unnecessary and unwarranted, and is not in the best interest of stockholders.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

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SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL REGARDING
INDEPENDENT BOARD CHAIRMAN
(ITEM 6 ON THE PROXY CARD)

The following stockholder proposal was submitted by John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, California 90278, beneficial owner of no fewer than 300 shares of our common stock (as of December 31, 2014).

Resolved: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for Staples because we had long-tenured directors on our board, which is supposed to serve a checks and balances role in regard to our Chairman/CEO Ronald Sargent. Long-tenure of 10 to 15-years detracts from the independent oversight role of a director. The worst example of this is our Lead Director, Robert Nakasone, with 28-years long tenure.

Staples had 4 directors who each had 17 to 28-years long-tenure. Plus Paul Walsh (24-years tenure) chaired our executive pay committee. Basil Anderson (17-years) was an inside-related director who was on our audit committee. Rowland Moriarty (28-years) and Robert Nakasone (28-years) controlled 50% of the votes on our Nomination committee. Plus Basil Anderson and Rowland Moriarty were both potentially over-extended with director duties at 4 public companies each.

Ronald Sargent was given $10 million in 2013 Total Summary Pay. There was a 46% shareholder vote against Staples executive pay in 2014. GMI Ratings, an independent investment research firm, said Staples had not disclosed specific, quantifiable performance objectives for our CEO. Unvested equity awards partially or fully accelerate upon CEO termination. Staples pays long-term incentives to executives without requiring the company to perform above the median of its peer group. Our CEO’s annual incentive pay did not rise or fall in line with annual financial performance.

Please vote to protect shareholder value:

Independent Board Chairman - Proposal 6

70	Notice of Annual Meeting of Stockholders

SHAREHOLDER PROPOSALS

Board’s Statement in Opposition

The Board unanimously recommends that you vote AGAINST this proposal because:

●	The Board has already adopted a policy implementing the proposal.
●	The Board sought feedback and considered the views of our stockholders in responding to the proposal.
●	Our approach strikes the right balance to transition to a new Board leadership structure.

The Board has already adopted a policy implementing the proposal. On January 13, 2015, our Board adopted a policy to require the Chairman of the Board, whenever possible, to be an independent director. The policy is prospective, and begins to apply when Mr. Sargent retires or otherwise no longer serves as Chairman of the Board. The policy does not apply:

●	If the appointment violates any contractual obligation;
●	If no independent director is available or willing to serve as Chairman;
●	If the appointment would be inconsistent with the Board’s fiduciary obligations.

In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and Chief Executive Officer.

The full text of our policy is found in Section 19 of our Corporate Governance Guidelines, which is available in the Corporate Governance section of the Investor Relations page on our website, www.staples.com. The Board believes that we adopted a policy that favorably acts upon this proposal.

The Board sought feedback and considered the views of our stockholders in responding to the proposal. After a similar proposal received approximately 51% support in the 2014 Annual Meeting, the Board carefully reviewed the question of Board leadership, among other steps seeking feedback from major stockholders in the fall of 2014 through our annual corporate governance outreach program. We spoke with stockholders representing 40% of our shares and nearly all of these stockholders told us that they viewed a policy similar to the one we adopted as being responsive. Our Board reviewed the feedback of the outreach program in December 2014 and the following month implemented our independent chair policy.

Our approach strikes the right balance to transition to a new Board leadership structure. In adopting the new independent chair policy, the Board and some of our stockholders were concerned about the unintended consequences or disruptions that may occur if the Chairman and CEO roles were split and an independent chair was appointed now. Prospective implementation of the independent chair policy provides for a succession period for our Board leadership structure and allows us have a single, clear focus for command to successfully execute against our multi-year reinvention plans and the acquisition of Office Depot.

Moreover, at this time the Board has an Independent Lead Director role with robust responsibilities. We announced in January 2015 the retirement of current Independent Lead Director Robert Nakasone from the Board at the 2015 annual meeting, and that Robert Sulentic will be the Board’s new Independent Lead Director. Our Independent Lead Director provides important oversight and leadership. The duties of the Lead Director, among many others, include the following:

●	Presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors;
●	Serving as a liaison between the Chairman and the independent directors;
●	Approving agendas, schedules and information before they are sent to the Board;
●	Having the authority to call meetings of the independent directors; and
●	Ensuring availability for consultation and direct communication, if requested by a major stockholder.

The Board does not believe that any further action is necessary or appropriate and, therefore, unanimously recommends that you vote AGAINST this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

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❯	BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of our common stock held as of April 6, 2015 by (1) each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each current director and nominee of the Staples Board for director; (3) each of the named executive officers listed in the Summary Compensation Table included in this proxy statement; and (4) by all current directors and executive officers as a group:

Name of beneficial owner	Shares directly or indirectly owned (1)	Shares acquirable within 60 days (2)	Total shares beneficially owned (3)	Percentage of common stock beneficially owned (4)
5% Shareholders
Vanguard Group (5) 100 Vanguard Blvd Malvern, PA 19355	49,004,910	—	49,004,910	7.65%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY100222	37,800,765	—	37,800,765	5.90%
FMR, LLC (7) 245 Summer Street Boston, MA 02109	34,127,551	—	34,127,551	5.33%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson (8)	216,105	91,367	307,472	*
Joseph G. Doody	344,440	1,143,724	1,488,164	*
Drew G. Faust	48,047	—	48,047	*
Paul-Henri Ferand	—	—	—	—
Kunal S. Kamlani	350	—	—	*
Justin King	51,160	82,367	133,527	*
Christine T. Komola (9)	104,804	187,054	291,858	*
Carol Meyrowitz	71,130	77,867	148,997	*
Rowland T. Moriarty (10)	284,703	109,367	394,070	*
Robert C. Nakasone (11)	325,124	109,367	434,491	*
Demos Parneros (12)	442,025	1,143,724	1,585,749	*
Ronald L. Sargent (13)	2,110,257	4,472,135	6,582,392	1.02%
Robert E. Sulentic (14)	115,293	82,367	197,660	*
Raul Vazquez	21,418	—	21,418	*
Vijay Vishwanath	77,541	86,867	164,408	*
Paul F. Walsh (15)	206,488	109,367	315,855	*
John Wilson	74,547	213,406	287,953
All current directors and executive officers as a group (19 persons)	4,493,082	7,908,979	12,402,061	1.91%
*	Less than 1%

(1)	Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted.

(2)	Reflects shares issuable upon the exercise of stock options exercisable on April 6, 2015 or within 60 days thereafter, including options with an exercise price in excess of the stock price on that date.

(3)	Reflects shares (i) directly or indirectly owned and (ii) shares acquirable within 60 days after April 6, 2015. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(4)	Number of shares deemed outstanding includes 640,641,660 shares of our common stock outstanding as of April 6, 2015 and any options for shares that are exercisable by such beneficial owner on April 6, 2015 or within 60 days thereafter.

(5)	Reflects shares beneficially owned as of December 31, 2014, as set forth in a Schedule 13G filed on February 11, 2015. Of these shares, Vanguard Group reported to have sole dispositive power with respect to 47,956,656 shares and sole voting power with respect to 1,097,990 shares.

(6)	Reflects shares beneficially owned as of December 31, 2014, as set forth in a Schedule 13G filed on February 9, 2015. Of these shares, BlackRock, Inc. reported to have sole dispositive power with respect to 37,800,765 shares and sole voting power with respect to 31,654,140 shares.

(7)	Reflects shares beneficially owned as of December 31, 2014, as set forth in a Schedule 13G filed on February 13, 2015. Of these shares, FMR, LLC reported to have sole dispositive power with respect to 34,127,551 shares and sole voting power with respect to 1,137,316 shares.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

(8)	Includes 12,624 shares owned by Mr. Anderson’s wife, 102,412 shares owned by the Basil Anderson Revocable Trust and 92,255 shares owned by the Basil L. Anderson GRAT 2014.

(9)	Includes 14,208 shares owned by the John A. Komola Trust and 83,822 shares owned by the Christine T. Komola Trust.

(10)	Includes 100,000 shares owned by Movex, LLC, which is owned by two Moriarty family trusts.

(11)	Includes 176,020 shares owned by the Robert C. Nakasone Trust and 98,814 shares owned by Nakasone Capital LLC.

(12)	Includes 399,143 shares owned by the Demos Parneros Revocable Trust and 2,717 shares that may be distributed from a 401(k) plan account.

(13)	Includes 52,077 shares owned by Sargent Family LLC, 1,279,768 shares owned by the Ronald L. Sargent Revocable Trust, 19,313 shares owned by the Jill Sargent Irrevocable Trust, 619,174 shares owned by Sargent Partners LLC and 42,269 shares owned by Ronald L. Sargent 2011 Grantor Retained Annuity Trust. Also includes 2,969 shares that may be distributed from a 401(k) plan account.

(14)	Includes 302 shares held by Mr. Sulentic’s daughter.

(15)	Includes 247 shares held by Paul F. Walsh, IRA and 206,241 shares held by the Walsh Family Trust.

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❯ INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND OTHER SHAREHOLDERS MATTERS

How does the Board recommend that I vote and what is the requirement to approve each matter?

	Board	Voting Approval	Effect of	Effect of Broker
Matter	Recommendation	Standard*	Abstention	Non-Vote
Election of Eleven Directors	FOR each director nominee	Plurality**	Not applicable	No effect
Amendment to the 2012 Employee Stock Purchase Plan	FOR	Majority of votes cast	No effect	No effect
Approval (on an advisory basis) of Named Executive Officer Compensation	FOR	Majority of votes cast***	No effect	No effect
Ratification of Ernst & Young LLP	FOR	Majority of votes cast***	No effect	Not applicable
Shareholder proposal regarding Senior Executive severance agreements	AGAINST	Majority of votes cast***	No effect	No effect
Shareholder proposal regarding Independent Board Chairman	AGAINST	Majority of votes cast***	No effect	No effect

*A quorum must be present at the meeting in order for the matters to be acted upon.

**Under our by-laws, directors are elected by a plurality of votes cast if a stockholder has nominated a candidate for election as a director and has not withdrawn the nomination on or before the tenth business day before the Company first mails its notice of meeting to its stockholders. Because Starboard withdrew its nomination less than ten business days before the mailing date of this proxy statement, the election of directors at the Annual Meeting will be by a plurality vote. This means that the eleven candidates receiving the largest number of “FOR” votes will be elected as directors. Stockholders may withhold votes from any of the nominees.

***This vote is non-binding.

What is a proxy and proxy statement?

A proxy is your legal designation of another person to vote the shares you own. The person you designate is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is the document that contains the information the Securities and Exchange Commission (SEC) rules require us to provide when we ask you to sign a proxy designating individuals to vote on your behalf.

Who is entitled to vote?

Shareholders of record at the close of business on the record date, April 6, 2015, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and individual votes will be kept confidential, except as appropriate to meet legal requirements.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. A government-issued photo identification such as a driver’s license, state-issued ID card or passport, will be required. Please note that if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting. You may obtain directions to the location of our Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples. com, or telephone: (800) 468-7751.

What is the difference between a “shareholder of record” and a “beneficial owner”?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computer Shareholder Services, our transfer agent, you are a “shareholder of record” or registered shareholder. If your shares are held in “street name” through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 640,641,660 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as abstentions or left blank will be included in the calculation of the number of shares considered to be represented at the meeting for quorum purposes.

How do I vote?

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the 2014 Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote.

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INFORMATION ABOUT THE ANNUAL MEETING

You may vote using any of the following methods:

If you are a registered shareholder, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

●

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the instructions that will be given to you to record your vote.

●

By telephone. After reading the proxy materials, you may call (800) 690-6903 using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the instructions that will be given to you to record your vote.

●

By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may sign, date and mark your proxy card and return it in the prepaid and addressed envelope provided.

If you are a beneficial owner and you own shares that are held in “street name” by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

If you are a registered shareholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting. If you complete, sign and return your proxy card, it will be voted as you direct.

If you are a beneficial owner, your bank, broker or other nominee, as the record holder of your shares, is required to vote our shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting.

What is a Broker Non-Vote?

A broker is entitled to vote shares held for a shareholder on “discretionary” matters without instructions from the shareholder of those shares. However, if a shareholder does not provide timely instructions, the broker does not have the authority to vote on any “non-discretionary” proposals at the Annual Meeting and a “broker non-vote” would occur.

The only matter at the 2015 Annual Meeting that is “discretionary” is the ratification of our independent registered public accounting firm. The other matters are “non-discretionary.”

Please instruct your broker how to vote your shares using the voting instruction form provided by your broker or following any instructions provided by your broker for voting your shares over the Internet or telephonically, if available.

What if I sign and return my proxy or instruction form but do not provide voting instructions?

If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board.

Can I change or revoke my proxy after I return my proxy card?

Yes. Any proxy may be changed or revoked by a shareholder at any time before it is exercised at the Annual Meeting by:

●	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;
●	Submitting a vote at a later time via the Internet or telephone;
●	Attending the Annual Meeting and voting in person; or
●	Delivering to our Corporate Secretary a written notice of revocation, provided such statement is received at or prior to the Annual Meeting.

If you are a beneficial owner and hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a legal proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement and the deadline under our bylaws for submission of matters by shareholders has passed. Should any other matter requiring a vote of our shareholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board encourages shareholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Shareholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies. If you are a beneficial owner, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

Solicitation

All costs associated with preparing, assembling, printing, mailing, and distributing these proxy materials will be borne by Staples. Staples will also bear the cost of soliciting proxies on behalf of our Board. Staples will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Staples has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Staples expects that it will pay D.F. King its customary fees, estimated not to exceed approximately $13,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, Staples may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owner.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, in particular LinkedIn, Staples’ investor relations website, Staples’ Annual Meeting website, located at https://staplesannualmeeting.com, other Staples-hosted websites and blogs, or otherwise by directors, officers, and other employees of Staples, but Staples will not additionally compensate its directors, officers, or other employees for these services.

Shareholder Proposals

Other than the shareholder proposals set forth in this proxy statement, we did not receive any other shareholder proposals or nominations for director candidates that must be presented at our 2015 Annual Meeting. The proposals were received prior to December 24, 2014, the deadline for shareholders who wished to present proposals and wanted such proposals to be included in the proxy materials. In accordance with our by-laws, in order for a shareholder to present a proposal or nominate a director candidate for election at our 2015 Annual Meeting but not have such proposal included in the proxy materials, the shareholder must have provided us with advance written notice by March 4, 2015. If a shareholder gives us notice of a proposal or nomination after the March 4, 2015 deadline, the shareholder will not be permitted to present the proposal or nomination to the shareholders for a vote at the 2015 Annual Meeting.

Shareholders who intend to present proposals at our 2016 Annual Meeting and want us to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary. Such proposals must be received at our principal corporate offices at 500 Staples Drive, Framingham, Massachusetts 01702 not later than December 22, 2015 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2016 Annual Meeting.

If a shareholder wishes to present a proposal or nominate a director candidate for election at our 2016 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the shareholder must give us advance notice and provide the information required by our by-laws, including but not limited to, information regarding the identity of the shareholder or beneficial owner, their holdings in Staples securities, agreements or compensation relating to such nomination or matter, and any derivatives or other arrangements to mitigate risk or change voting power. If a shareholder gives notice of such a proposal or nomination after the applicable deadline, the shareholder will not be permitted to present the proposal or nomination to the shareholders for a vote at the meeting. For our 2016 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not later than 90 days and no earlier than 120 days prior to the first anniversary of our 2015 Annual Meeting. However, if the date of our 2016 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be received no earlier than 120 days prior to the 2016 Annual Meeting and not later than the later of (i) the 90th day prior to the 2016 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2016 Annual Meeting is made or notice for the 2016 Annual Meeting was mailed, whichever occurs first.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may be sent to multiple shareholders in a household, which helps us reduce our printing costs and postage fees and helps the environment by conserving natural resources. However, we will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

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INFORMATION ABOUT THE ANNUAL MEETING

Electronic Delivery of Shareholder Communications

If you received a hard copy of your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as help us reduce our printing and mailing costs, by signing up to receive or access your shareholder communications via e-mail. To sign up for electronic delivery or access, visit www.proxyvote.com. Your electronic delivery or access enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery or access, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

Securities and Exchange Commission Filings

We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file with the SEC at its Internet website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2014 fiscal year, or any of the exhibits listed therein, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751, and we will provide you with the Annual Report or any requested exhibits without charge.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement that are not statements of historical fact should be considered forward-looking statements. You can identify forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative, although not all forward-looking statements include such words. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors,” a copy of which accompanies this proxy statement.

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❯ APPENDIX A

STAPLES, INC.
2012 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

(a) The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Common Stock through accumulated Contributions.

(b) This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options granted under the Non-423 Component shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Offerings intended to be made under the Non-423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

(c) If a Participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law or otherwise applicable for Participants in such Designated Affiliates. A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she participates following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or the Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary).

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the Company’s stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (iii) below);

(ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

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APPENDIX A

(iii) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(iv) the Company’s stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and such sale or disposition is consummated.

For the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is either to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means the Compensation Committee of the Board, or to the extent permitted by Applicable Laws, the Committee on Employee Benefit Plans as constituted pursuant to the terms of the Company’s 401(k) Plan, in each case unless otherwise determined by the Board.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Staples, Inc, a Delaware corporation, or any successor thereto.

(j) “Compensation” means an Eligible Employee’s regular base straight time gross earnings (including payments for piece work in the case of employees of the American Identity division), commissions, sales rewards and other sales-related payments, exclusive of any other form of compensation including payments for incentive compensation, bonuses, overtime, shift premium, 13th/14th month payments or similar concepts under local law or any other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have discretion to determine the application of this definition to Participants outside the United States.

(k) “Contributions” means the payroll deductions, any other additional payments that the Administrator may permit to be made by a Participant and any alternative forms of contributions permitted under Section 6(f) to fund the exercise of options granted pursuant to the Plan.

(l) “Designated Affiliate” means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Non-423 Component.

(m) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the 423 Component.

(n) “Director” means a member of the Board.

(o) “Eligible Employee” means a person treated as an employee of the Company or a Designated Subsidiary or Designated Affiliate for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship will be treated as continuing intact where a Participant transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates and while an individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where a period of leave of absence exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2 for options granted under the 423 Component) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act. Under the 423 Component, each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). A Participant shall be deemed to have ceased to be an Eligible Employee either upon an actual termination of employment or upon the corporation employing the Participant during an Offering Period ceasing to be an Affiliate of the Company, or if the Participant transfers to an Affiliate that is not a Designated Subsidiary or Designated Affiliate.

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APPENDIX A

(p) “Employer” means the Designated Subsidiary or Designated Affiliate that is the employer of the applicable Eligible Employee in accordance with the definition in subsection 2(o) above.

(q) “Enrollment Date” means the first Trading Day of each Offering Period.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s) “Exercise Date” means the last Trading Day of each Purchase Period.

(t) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market of the NASDAQ Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the date of determination (or if no sales were reported on that date, on the last Trading Day such sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(u) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company, a Designated Subsidiary or a Designated Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w) “Offering Periods” means the periods established in accordance with Section 4 during which an option granted pursuant to the Plan may be exercised on one or more Exercise Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 21.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee that participates in the Plan.

(z) “Plan” means this Staples, Inc. 2012 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(aa) “Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 4, generally beginning on the Enrollment Date and ending on an Exercise Date. An Offering Period may consist of one or more Purchase Periods.

(bb) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 21.

(cc) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

(ee) “U.S. Treasury Regulations” means Treasury regulations issued by the Department of Treasury under the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

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3. Eligibility.

(a) General. Unless otherwise provided in this Section 3 and subject to the requirements of Section 5, any Eligible Employee on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. Further, in the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

(c) Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, and terminating, respectively, on the last Trading Day on or before June 30 and December 31 of each year, or on such other dates as the Administrator will determine. Unless and until the Administrator determines otherwise in its discretion, each Offering Period shall consist of one six (6) month Purchase Period, which shall run simultaneously with the Offering Period. The Administrator will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offerings or Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. In addition, to the extent that the Administrator establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Administrator will have the discretion to structure an Offering Period so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering Period is less than or equal to the Fair Market Value of the shares of Common Stock on the Enrollment Date, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.

5. Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator, and in either case completing any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period, or such different maximum percentage as may be determined by the Administrator prior to any Offering Period; should a pay day occur on an Exercise Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Purchase Period, unless otherwise provided by the Administrator. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and payroll deductions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her Contributions during the Offering Period or Purchase Period by (i) properly completing and submitting to the Company’s

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designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as soon as administratively practicable after the date on which the change is made by the Participant. Notwithstanding the foregoing, unless and until otherwise determined by the Administrator, a Participant shall not be permitted to increase or decrease his or her rate of Contributions during an Offering Period, with the exception that a Participant may withdraw from the Plan and receive a refund of Contributions in accordance with Section 10.

(e) Notwithstanding the foregoing provisions of this Section 6, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c)(ii), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c)(ii) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash, check or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law and, for any Offering under the 423 Component, the Administrator determines that cash contributions are permissible under Section 423 of the Code.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Participant in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant’s Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will a Participant be permitted to purchase during each Purchase Period more than that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period and further provided that, if the Purchase Period is any period other than six (6) months, then the foregoing limit shall be adjusted proportionately to reflect the length of the Purchase Period. The Administrator may, in its discretion and prior to the Enrollment Date of any Offering Period, (i) change the maximum number of shares of Common Stock that may be purchased by a Participant in such Offering Period or on any Exercise Date within an Offering Period, including the method for determining such maximum, or (ii) specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants in an Offering Period or on any Exercise Date within an Offering Period. Further, the Board may limit the number or value of the shares of Common Stock made available for purchase in a qualified period (e.g., twelve (12) month period) by Participants in specified countries or working for specified Employers, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular locations outside the United States, provided that any such limitation is imposed under the Non-423 Component or, with respect to any Offering under the 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code and the U.S. Treasury Regulations thereunder. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. Unless otherwise determined by the Administrator prior to the Enrollment Date of any Offering Period, fractional shares calculated up to five (5) decimal places will be purchased. In the event that the Administrator determines not to allow the purchase of fractional shares, any Contributions accumulated in a Participant’s account which are not sufficient to purchase a full share may be retained in the Participant’s account for the subsequent Offering Period or Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

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(c) Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs), including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Employer to the Participant as a matter of law or contract. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s designated Human Resources representative a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. Further, unless otherwise determined by the Administrator, any Participant who elects to decrease the rate of his or her Contributions to zero percent (0%) during an Offering Period shall be deemed to withdraw from participation in the Plan. The Administrator may impose, from time to time, a requirement that the applicable notice of withdrawal from the Plan be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Eligible Employee Status. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.

12. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f), or with respect to any Offering under the Non-423 Component, the payment of interest shall apply as determined by the Administrator.

13. Stock.

(a) Basic Limitation. Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, a maximum of Fifteen Million (15,000,000) shares of Common Stock will be made available for sale under the Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.

(b) Rights as an Unsecured Creditor. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of or broker selected by the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Source of Shares. Any shares of Common Stock issued upon exercise may consist, in whole or in part, of authorized and unissued shares or of treasury shares.

14. Administration. The Plan will be administered by the Board or the Committee. Unless otherwise determined by the Board, in connection with the administration of the Plan, any two of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President—Human Resources of the Company, acting jointly, by and behalf of the Company, shall have the authority (a) to negotiate, fix and vary the terms of, and to execute and deliver, contracts, agreements, assignments,

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concessions, licenses, options and all other similar instruments, (b) to engage any agents or contractors, including banks, stock brokers and attorneys, (c) to amend the Plan, and (d) to otherwise do all acts and things necessary or suitable in connection with the exercise of any of the aforementioned powers; provided, that no such authorization shall extend to any amendment of the Plan that increases the number of shares of Common Stock available for purchase under the Plan or otherwise requires stockholder approval under applicable tax or stock exchange rules. Notwithstanding the foregoing, the Board or the Compensation Committee of the Board shall administer the Plan to the extent necessary to comply with Applicable Laws.

Unless otherwise determined by the Board (within the constraints of Applicable Laws), the Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine which entities shall be Designated Subsidiaries or Designated Affiliates, to determine eligibility, to adjudicate all disputed claims filed under the Plan (including making factual determinations), to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed subscription agreements, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan, including adopting amendments to the Plan and/or outstanding options as permitted by Section 21 below.

Further, the Administrator, or its delegee to the extent permitted by Applicable Laws, may adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, any such sub-plan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, establishment of the exchange ratio applicable to Contributions withheld in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will be final and binding upon all parties.

15. Death of Participant. In the event of the death of a Participant, any shares of Common Stock and cash, if any, from the Participant’s account under the Plan will be delivered to the executor, administrator or personal representative of the estate of the Participant, or such other individual as may be prescribed by applicable law.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/ or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

20. Adjustments, Dissolution, Liquidation or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 7.

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(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Change in Control. In the event of a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, then, in the sole discretion of the Administrator, either (i) all outstanding options will be cancelled by the Administrator as of a date prior to the effective date of the Change in Control and all Contributions shall be refunded to the Participants; or (ii) the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof. Notwithstanding the foregoing, if the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least seventy-five percent (75%) by voting power of the capital stock of the surviving corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share of Common Stock as to which such option shall be exercised the securities or property which a holder of such shares of Common Stock was entitled to upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 20(a) shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such option might thereafter be entitled to receive thereunder.

21. Amendment or Termination.

(a) The Administrator, in its sole discretion (except as provided in Section 14), may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12 hereof) as soon as administratively practicable. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Administrator as participating companies under the Plan.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

(c) The Administrator may amend an outstanding option or grant a replacement option for a option previously granted under the Plan if, in the Administrator’s discretion, it determines that (i) the tax consequences of such option to the Company or the Participant differ from those consequences that were expected to occur on the date the option was granted, (ii) clarifications or interpretations of, or changes to, tax law or regulations permit options to be granted that have more favorable tax consequences than initially anticipated, or (iii) such amendment is necessary or advisable to comply with applicable local laws.

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22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23. Notification Of Disposition Of Shares. As a condition of participation in the Plan, the Company requires Participants in an Offering under the 423 Component to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an option. The Company may further require that until such time as a Participant in an Offering under the 423 Component disposes of shares acquired upon exercise of an option, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the later of two years after the date of grant of such option or one year after the date of exercise of such option. The Company may direct that the certificates evidencing shares acquired by exercise of an option refer to such requirement to give prompt notice of disposition.

24. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The inability or impracticability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan, or the approval of any securities exchange or market system upon which the Common Stock may then be listed, if any, deemed by the Company’s legal counsel to be necessary to the issuance and sale of any shares under the Plan in compliance with the requirements of such securities exchange or market system, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority or approval shall not have been obtained. As a condition to the exercise of an option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

25. Code Section 409A. The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

26. Tax-Qualification. Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 25. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27. Term of Plan. Subject to Section 28 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until terminated under Section 21.

28. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

29. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Massachusetts (except its choice-of-law provisions). Unless otherwise determined by the Administrator in its discretion, Participants are deemed to submit to the exclusive jurisdiction and venue of the competent federal or state courts of the State of Massachusetts to resolve any and all issues that may arise out of or relate to the Plan or the subscription agreement.

30. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

31. Dividends on Shares Purchased under the Plan. Unless otherwise determined by the Administrator, each Participant agrees, for so long as shares of Common Stock purchased by the Participant at any time under the Plan (the “Purchased Shares”)

86	Notice of Annual Meeting of Stockholders

APPENDIX A

are held by the individual in an account with a bank, transfer agent, or other financial institution designated by the Company to hold the Purchased Shares (the “Financial Institution”), to (a) participate in the Staples, Inc. dividend reinvestment program maintained by the Financial Institution (the “DRIP”) such that the individual shall receive, in lieu of any cash dividend paid or payable by the Company with respect to the individual’s Purchased Shares that are held in an account with the Financial Institution (the “Captive Shares”), shares of Common Stock (including any fractional shares) pursuant to the terms of the DRIP, and (b) allow the Company to take all reasonably necessary and appropriate actions to ensure that the amount of any cash dividend paid or payable by the Company with respect to the employee’s Captive Shares is paid in the form of Common Stock instead of cash.

32. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

www.staplesannualmeeting.com	87

ATTN: INVESTOR RELATIONS 500 STAPLES DRIVE FRAMINGHAM, MA 01702

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials and help the environment by allowing us to print fewer paper copies, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery or access, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M91191-P64182	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES LISTED BELOW IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

1.	Election of eleven directors to serve for a one-year term expiring at the 2016 Annual Meeting of Stockholders

	Nominees:		For	Withhold

	1a.	Basil L. Anderson	☐	☐

	1b.	Drew G. Faust	☐	☐

	1c.	Paul-Henri Ferrand	☐	☐

	1d.	Kunal S. Kamlani	☐	☐

	1e.	Carol Meyrowitz	☐	☐

	1f.	Rowland T. Moriarty	☐	☐

	1g.	Ronald L. Sargent	☐	☐

	1h.	Robert E. Sulentic	☐	☐

	1i.	Raul Vazquez	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

			For	Withhold

	1j.	Vijay Vishwanath	☐	☐

	1k.	Paul F. Walsh	☐	☐

			For	Against	Abstain

2.	Approval of an amendment to the 2012 Employee Stock Purchase Plan.		☐	☐	☐

3.	Approval, on an advisory basis, of named executive officer compensation.		☐	☐	☐

4.	Ratification of the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "AGAINST" ITEMS 5 AND 6.

5.	Non-binding stockholder proposal regarding senior executive severance agreements.		☐	☐	☐

6.	Non-binding stockholder proposal regarding Independent Board Chairman.		☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted (A) "FOR" all director nominees listed above in item 1, (B) in accordance with the recommendations of the Board of Directors on the other matters referred to above, and (C) in the discretion of the proxies upon such other matters as may properly come before the annual meeting.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report (Including the Form 10-K) are available at www.proxyvote.com.

M91192-P64182

STAPLES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 1, 2015

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, Christine T. Komola and Michael T. Williams, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time, on June 1, 2015, at the Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina 27513, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (A) "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ITEM 1, (B) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE MATTERS REFERRED TO ON THE REVERSE SIDE, AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE